SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Registration Statement Under

THE SECURITIES ACT OF 1933

            AMERICANN, INC.
(Exact name of registrant as specified in charter)

Delaware	000-54231	27-4336843
(State or other jurisdiction of incorporation)	(Primary Standard Classi- fication Code Number)	(IRS Employer I.D. Number)

1550 Wewatta St.

Denver, CO 80202
                          (303) 862-9000

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive officers)

Timothy Keogh

1550 Wewatta St.
Denver, CO 80202

                (303) 862-9000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart, Esq.

Hart & Hart, LLC

1624 Washington Street

Denver, Colorado 80203

303-839-0061

As soon as practicable after the effective date of this Registration Statement

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

 CALCULATION OF REGISTRATION FEE

Title of each		Proposed	Proposed
Class of		Maximum	Maximum
Securities	Securities	Offering	Aggregate	Amount of
to be	to be	Price Per	Offering	Registration
Registered	Registered	Share (1)	Price	Fee

Common Stock (2)	648,000	$1.00	$648,000	$79.00

(1)	Offering price computed in accordance with Rule 457.

(2)	Shares of common stock offered by selling shareholder.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUMMARY

AmeriCann offers a comprehensive, turnkey package of services that includes consulting, design, construction and financing to approved and licensed marijuana operators throughout the United States. Our business plan is based on the anticipated growth of the regulated marijuana market in the United States.

AmeriCann’s team includes board members, consultants, engineers and architects who specialize in real estate development, traditional horticulture, lean manufacturing, medical research, facility construction, regulatory compliance, security, marijuana cultivation and genetics, extraction processes, and infused product development.

The expanding cannabis industry requires extensive real estate to meet the growing needs of the market for cannabis products. AmeriCann assists our Preferred Partners with the identification, design, permitting, acquisition, development and operation of scalable infrastructure to cultivate and to dispense medical cannabis in regulated markets.

As of September 16, 2019 we had 24,045,300 outstanding shares of common stock. The number of our outstanding shares does not include shares issuable upon the conversion of notes or the exercise of outstanding options and warrants. See the section of this prospectus captioned “Market For Our Common Stock” for more information concerning these securities.

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of any relevant operating history, losses since we were incorporated, and the possible need us to sell shares of our common stock to raise capital. See “Risk Factors” section of this prospectus below for additional Risk Factors.

Our common stock is traded on the over-the-counter market under the symbol “ACAN”. On September 16, 2019 the closing price for our common stock was $___.

The Offering

On August 2, 2019 we secured a $4,000,000 investment from MA Investors, LLC, an unrelated third party, in the form of a loan. The loan was evidenced by a note which bears interest at the rate of 11% per year, is due and payable on August 2, 2022 and is secured by a first lien on Building 1 at our Massachusetts Cannabis Center.

The note holder also received a warrant (Series XI) which allows the holder to purchase up to 600,000 shares of our common stock at a price of $1.50 per share. The warrant will expire on the earlier of (i) August 2, 2024 or (ii) twenty days after written notice to the holder that the daily Volume Weighted Average Price of our common stock was at least $4.00 for twenty consecutive trading days and the average daily volume of trades of our common stock during the twenty trading days was at least 150,000 shares.

We paid GVC Capital LLC, the Placement Agent for the offering, a cash commission of $320,000 and issued GVC warrants (Series XII) which allow GVC to purchase up to 48,000 shares of our common stock at a price of $1.50 per share. The Series XII warrants expire at the same time as the Series XI warrants.

GVC subsequently assigned its Series XII warrants to persons affiliated with GVC.

The shares of our common stock which are issuable upon the exercise of the Series XI and Series XII warrants are being offered by means of this prospectus.

Forward-Looking Statements

This prospectus contains or incorporates by reference "forward-looking statements," as that term is used in federal securities laws, concerning our financial condition, results of operations and business. These statements include, among others:

●	statements concerning the benefits that we expect will result from our business activities; and

●	statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus. Further, the information contained in this prospectus, or incorporated herein by reference, is a statement of our present intention and is based on present facts and assumptions, and may change at any time.

RISK FACTORS

Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

We have a limited operating history, and may never be profitable. Since we have only limited operations and have an unproven business plan, it is difficult for potential investors to evaluate our business. There can be no assurance that we will be profitable or that the securities which may be sold in this offering will have any value.

We need additional capital to implement our business plan. We need additional capital to construct cultivation and processing infrastructure throughout the country. The first phase of our Flagship project, the MCC, is currently under construction. The cost of the next phase of construction at MCC is approximately $10 million for a 40,000 square foot extraction and product manufacturing facility and $15 million for a 90,000 square foot cultivation facility. However, we will not receive any proceeds from the sale of our common stock by the selling shareholder. We do not know what the terms of any future capital raising may be but any future sale of our equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the market price of our common stock. Our failure to obtain the capital which we require may result in the slower implementation of our business plan.

We may be unable to acquire the properties that are critical to our proposed business. Our business plan involves the acquisition of properties which will be sold or leased to licensed marijuana growers and dispensary owners for their operations. There can be no assurance that we will be able to obtain the capital needed to purchase any properties.

Our proposed business is dependent on laws pertaining to the marijuana industry. Continued development of the marijuana industry is dependent upon continued legislative authorization of marijuana at the state level.  Any number of factors could slow or halt progress in this area.  Further, progress for the industry, while encouraging, is not assured.  While there may be ample public support for legislative action, numerous factors impact the legislative process.  Any one of these factors could slow or halt use of marijuana, which would negatively impact our proposed business.

As of the date of this prospectus 33 states and the District of Columbia allow its citizens to use medical marijuana and ten states and the District of Columbia have approved cannabis for adult use. The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The former Obama administration has effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of federal laws. Additionally, the new Trump administration could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us and our shareholders.

Further, and while we do not intend to harvest, distribute or sell cannabis, if we lease buildings to growers of marijuana we could be deemed to be participating in marijuana cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings.

The marijuana industry faces strong opposition. It is believed by many that large well-funded businesses may have a strong economic opposition to the marijuana industry.  We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue.  For example, medical marijuana will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies.  Further, the medical marijuana industry could face a material threat from the pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products.  The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement.  Any inroads the pharmaceutical industry could make in halting or impeding the marijuana industry could have a detrimental impact on our proposed business.

Marijuana remains illegal under Federal law. Marijuana is a schedule-I controlled substance and is illegal under federal law.  Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plan.

The previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. In this regard, the prior DOJ Deputy Attorney General of the Obama administration issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the Controlled Substances Act. The Cole Memo noted that the Department of Justice is committed to using its investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way.

On January 4, 2018, then U.S. Attorney General Jeff Sessions issued the Sessions Memo stating that the Cole Memo was rescinded effectively immediately. In particular, Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” Mr. Sessions went on to state in the memorandum that “previous nationwide guidance specific to marijuana is unnecessary and is rescinded, effective immediately.”

It is unclear at this time whether the Sessions Memo indicates that the Trump administration will strongly enforce the federal laws applicable to cannabis or what types of activities will be targeted for enforcement.

However, on March 23, 2018 President Trump signed a $1.3 trillion budget bill that includes a provision that prevents the Justice Department, including the Drug Enforcement Administration, from using funds to arrest or prosecute patients, caregivers, and businesses that are acting in compliance with state medical marijuana laws. This provision, known as the Rohrabacher-Blumenauer Amendment, prohibits the Justice Department from using federal funds to interfere with state medical marijuana programs.

It is unclear at this time whether the Sessions Memo indicates that the Trump administration will strongly enforce the federal laws applicable to cannabis or what types of activities will be targeted for enforcement. While we do not currently harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement policies of the federal government depending on the nature of such change.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations. Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business.   We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Persons that may rent properties from, or otherwise do business with us, may have difficulty accessing the service of banks, which may make it difficult to conduct business. As discussed above, the use of marijuana is illegal under federal law.  Therefore, most banks do not accept for deposit funds from the legal cannabis industry and therefore do not do business with the entities involved in the cannabis industry.  The inability of people that may rent properties from, or otherwise do business with us, to open accounts and otherwise use the services of banks may have a material adverse effect on our business operations since these entities will be required to pay us in cash or with money orders. Since the monthly rent or fees we may charge could be substantial, paying in cash or with money orders may be difficult.

We may have difficulty using bankruptcy courts due to our involvement in the legal cannabis industry. We have no current plans and no current need to seek bankruptcy protection. However, in the event we ever need to seek bankruptcy protection, we may have difficulty accessing bankruptcy courts considering our involvement in the legal cannabis industry. In September 2014, the U.S. Bankruptcy Court in Denver, Colorado, in the matter of In re Frank Arenas and Sarah Arenas, 14-11406-HRT (Bankr. D. Co. 2014), denied bankruptcy protection to the individuals in the business of growing and storing marijuana in a commercial building in Denver, Colorado. The building had been partially leased to a corporate entity that operated a marijuana dispensary. The U.S. Bankruptcy Court ruled that, although the activities of Mr. and Mrs. Arenas were legal under Colorado law, they were violating the federal Controlled Substances Act. The U.S. Bankruptcy Court denied protection to the debtors under both bankruptcy liquidation and reorganization because marijuana is illegal under federal law. Therefore, even though we are not in the business of growing, and storing or selling marijuana, in the event we ever need to seek protection under the bankruptcy laws, our involvement in the legal cannabis industry may prevent us from obtaining such relief.

Potential competitors could duplicate our business model. There is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names. As a result, potential competitors could duplicate our business model with little effort.

We are dependent on our management team and the loss of any of these individuals would harm our business. Our future success depends largely upon the management experience, skill, and contacts of our officers and directors. The loss of the services of either of these officers, whether as a result of death, disability or otherwise, may have a material adverse effect upon our business.

We may issue shares of preferred stock that would have a liquidation preference to our common stock. Our articles of incorporation currently authorize the issuance of 20,000,000 shares of our preferred stock. The board has the power to issue shares without shareholder approval, and such shares can be issued with such rights, preferences, and limitations as may be determined by our board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. We presently have no commitments or contracts to issue any shares of preferred stock. Authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of our company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of outstanding shares of our common stock.

Our auditors have expressed doubt as to our ability to continue in business. The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. We had an accumulated deficit of $(14,761,214) at June 30, 2019, and had a net loss of $(1,651,673) for the nine months ended June 30, 2019. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. While the Company is attempting to increase operations and generate additional revenues, the Company's cash position may not be significant enough to support the Company's daily operations.

Market for OUR Common STOCK.

Our common stock is quoted on the OTCQB under the trading symbol “ACAN”.

Shown below is the range of high and low closing prices for our common stock as reported by the OTCQX or OTC Bulletin Board for the periods presented:

Quarter Ended	High	Low

December 31, 2016	$3.71	$2.89
March 31, 2017	$4.15	$4.00
June 30, 2017	$2.61	$2.55
September 30, 2017	$1.97	$1.82

December 31, 2017	$4.90	$1.64
March 31, 2018	$5.10	$1.94
June 30, 2018	$4.58	$1.72
September 30, 2018	$3.52	$2.05

December 31, 2018	$3.25	$1.75
March 31, 2019	$2.07	$1.80
June 30, 2019	$1.85	$1.09

Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors.  Our Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend.  No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid.  We currently intend to retain any future earnings to finance future growth.  Any future determination to pay dividends will be at the discretion of our directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors considers relevant.

Our Articles of Incorporation authorize the Board of Directors to issue up to 20,000,000 shares of preferred stock.  The provisions in the Articles of Incorporation relating to the preferred stock allow our directors to issue preferred stock with multiple votes per share and dividend rights, which would have priority over any dividends paid to the holders of our common stock.  The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by management.

As of September 16, 2019, we had approximately 175 shareholders of record and 24,045,300 outstanding shares of common stock.

Other Shares Which May Be Issued

The following table lists additional shares of our common stock which may be issued as the result of the conversion of notes or the exercise of outstanding options or warrants:

	Number of Shares	Note Reference

Shares issuable upon exercise of Series I Warrants	727,000	A
Shares issuable upon exercise of warrants held by a related party	1,600,000	B
Shares issuable upon conversion of note held by Strategic Capital Partners	800,000	D
Shares issuable upon exercise of warrants held by Massachusetts Medical Properties, LLC (Series IV)	3,840,000	E
Shares issuable upon exercise of Series V warrants	185,000	F
Shares issuable upon exercise of options granted pursuant to Stock Incentive Plan	150,000	G
Shares issuable upon exercise of warrants granted in connection with construction loan (Series CL)	660,000	H
Shares issuable upon conversion of loans	130,000	I
Shares issuable upon exercise of warrants (Series VI and VII)	590,000	I
Shares issuable upon conversion of loans	126,667	J
Shares issuable upon exercise of warrants (Series VIII)	365,000	J
Shares issuable upon exercise of warrants (Series IX and X)	1,123,650	K
Shares issuable upon exercise of warrants (Series XI and XII)	648,000	L

A.      Between October 27, 2016 and November 7, 2016 we sold 2,000,000 units at a price of $1.00 per unit. Each unit consisted of one share of our common stock and one Series I Warrant. Each Series I Warrant entitles the holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before November 4, 2020. See Note K regarding the exercise of a number of these warrants.

B.       The Company has issued warrants to the persons and upon the terms shown below:

Name	Date of Issuance	Shares issuable upon exercise of warrants/options	Exercise price	Expiration date

Strategic Capital Partners, LLC (1)	7/14/16	800,000	$1.50	6/30/20
Strategic Capital Partners, LLC (1)	7/14/16	800,000	$3.00	6/30/20

(1)	See “Management – Transactions with Related Parties” for information concerning the grant of these warrants.

Strategic Capital Partners is controlled by Benjamin J. Barton, an officer and director of the Company.

C.        Reserved.

D.      The Note is in the principal amount of $1,000,000, bears interest 9.5% per year and matures on December 31, 2019. The Note can be converted at any time into shares of our common stock at a conversion price of $1.25 per share.

E.      In connection with the sale of the property to Massachusetts Medical Properties, LLC and the lease described in the “Business” section of this prospectus, we entered into an agreement with MMP pursuant to which we issued to MMP 100,000 shares of our common stock, and a warrant (Series IV) to purchase up to 3,640,000 shares of common stock at an exercise price of $1.00 per share. The warrants can be exercised at any time on or after October 17, 2018 and on or before October 17, 2021. MMP received warrants to purchase an additional 100,000 shares of our common stock in October 2017. These warrants are exercisable at any time on or before October 17, 2022 at a price of $1.50 per share. MMP received warrants to purchase an additional 50,000 shares of our common stock in February 2018. These warrants are exercisable at any time on or before October 17, 2022 at a price of $1.50 per share. MMP received warrants to purchase an additional 50,000 shares of our common stock in April 2018. These warrants are exercisable at any time on or before October 17, 2022 at a price of $1.50 per share.

F.       During the three months ended June 30, 2017, we sold 185,000 Units at a price of $2.00 per Unit to a group of accredited investors. Each Unit consisted of one share of our common stock and one Series V Warrant. Each Series V Warrant allows the Holder to purchase one share of our common stock at a price of $5.00 per share at any time on or before May 18, 2021.

G.       Options can be exercised at any time on or before August 15, 2021 at a price of $2.50 per share.

H.       Warrants are exercisable at any time on or before October 30, 2022 at a price of $1.50 per share.

I.        On December 29, 2017 we sold convertible notes in the principal amount of $800,000 to a group of private investors. The notes bear interest at 8% per year, are unsecured, and are due and payable on December 31, 2019. At the option of the note holders, the notes may be converted at any time into shares of our common stock at an initial conversion price of $1.50 per share.

The note holders also received warrants (Series VI) which entitle the note holders to purchase up to 533,333 shares of our common stock. The warrants are exercisable at a price of $1.50 per share and expire on October 17, 2022. As of September 16, 2019 warrants to purchase 50,000 shares of common stock had been exercised.

As of September 16, 2019, notes in the principal amount of $605,000 had been converted into 403,333 shares of our common stock.

The placement agent for the offering received a cash commission, plus warrants (Series VII) to purchase 106,667 shares of our common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 29, 2022.

J.      On February 12, 2018 we sold convertible notes in the principal amount of $810,000 to a group of private investors. The notes bear interest at 8% per year, are unsecured, and are due and payable on December 31, 2019. At the option of the note holders, the notes may be converted at any time into shares of our common stock at an initial conversion price of $1.50 per share. The note holders also received warrants (Series VIII) which entitle the note holders to purchase up to 540,000 shares of our common stock. The warrants are exercisable at a price of $1.50 per share and expire on October 17, 2022. As of September 16, 2019, notes in the principal amount of $585,000 had been converted into 390,000 shares of our common stock and we made a payment of $35,000 to a note holder. As of September 16, 2019 warrants to purchase 175,000 shares of common stock had been exercised.

K.       Between October 27, 2016 and November 7, 2016, we sold 2,000,000 units to a group of investors in a private offering. Each unit consisted of one share of our common stock and one Series I Warrant. Each Series I Warrant entitles the holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before November 4, 2020.

To encourage holders to exercise their Series I Warrants, we agreed to issue one Series IX Warrant to each person that exercised a Series I warrant on or before July 10, 2018. Each Series IX Warrant is exercisable at a price of $1.00 per share at any time on or before July 10, 2021.

A total of 1,273,000 Series I Warrants were exercised (resulting in proceeds of $3,819,000) and we issued 1,273,000 shares of our common stock (as a result of the exercise of the Series I Warrants) and 1,273,000 Series IX Warrants to the persons that exercised the Series I Warrants. As of September 16, 2019 warrants to purchase 213,000 shares of common stock has been exercised.

We paid GVC Capital LLC, the Solicitation Agent for the offering, $0.18 for each Series I Warrant exercised and issued Series X warrants to GVC for each 20 Series I Warrants which were exercised (63,650 warrants in total). The Series X warrants are exercisable at a price of $1.00 per share at any time on or before July 10, 2023.

 GVC subsequently assigned its Series X warrants to persons affiliated with GVC and to West Park Capital, Inc.

L.        On August 2, 2019 we secured a $4,000,000 investment from MA Investors, LLC, an unrelated third party, in the form of a loan. The loan was evidenced by a note which bears interest at the rate of 11% per year, is due and payable on August 2, 2022 and is secured by a first lien on Building 1 at our Massachusetts Cannabis Center.

The note holder also received a warrant (Series XI) which allows the holder to purchase up to 600,000 shares of our common stock at a price of $1.50 per share. The warrant will expire on the earlier of (i) August 2, 2024 or (ii) twenty days after written notice to the holder that the daily Volume Weighted Average Price of our common stock was at least $4.00 for twenty consecutive trading days and the average daily volume of trades of our common stock during the twenty trading days was at least 150,000 shares.

We paid GVC Capital LLC, the Placement Agent for the offering, a cash commission of $320,000 and issued GVC warrants (Series XII) which allow GVC to purchase up to 48,000 shares of our common stock at a price of $1.50 per share. The Series XII warrants expire at the same time as the Series XI warrants.

We may sell additional shares of our common stock, warrants, convertible notes or other securities to raise additional capital. We have not yet determined the amount of securities which we may sell, or the price at which the securities may be sold. We do not have any commitments or arrangements from any person to purchase any of our securities and there can be no assurance that we will be successful in selling any additional securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS

AND plan of operation

Results of Operations

Year Ended September 30, 2018

Total Revenues

During the year ended September 30, 2018, we generated $0 in revenue, as compared to $40,000 for the year ended September 30, 2017. The reduction in revenues is due to the conclusion of the consulting agreement with 4900 Jackson, LLC in May 2017.

Advertising and Marketing Expenses

Advertising and marketing expenses were $36,539 for the year ended September 30, 2018, as compared to $10,712 for the year ended September 30, 2017. The increase is due to more advertising and marketing activities, as the Company is shifting its focus to the planning and development of the first phase building of the Massachusetts Cannabis Center.

Professional Fees

Professional fees were $554,673 for the year ended September 30, 2018, as compared to $415,173 for the year ended September 30, 2017. The increase in professional fees is primarily due to additional consulting fees and legal fees.

General and Administrative Expenses

General and administrative expenses were $1,438,215 for the year ended September 30, 2018, as compared to $1,412,314 for the year ended September 30, 2017. The increase is attributable primarily to stock compensation, dues and publications, payroll related expenses, partially offset by reductions in rent, conference and seminars and property taxes.

Interest Income

Interest income was $45,028 for the year ended September 30, 2018, as compared to $11,086 for the year ended September 30, 2017. The increase is attributable to the note receivable from Bask, Inc. (formerly Coastal Compassion Inc.).

Interest Expense

Interest expense was $2,445,456 for the year ended September 30, 2018, as compared to $345,284 for the year ended September 30, 2017. The increase is primarily attributable to the amortization of debt discounts associated with the convertible debt offerings in 2018.

Impairment of Long-Lived Assets

Impairment of long-lived assets was $639,497 for the year ended September 30, 2017, recognized in accordance with Accounting Standards Codification (“ASC”) Topic 360, Property, Plant, and Equipment, as a result of the purchase and sale agreement for the parcel of land in located in north central Denver, Colorado. See Note 5, Land Held for Sale, to the consolidated financial statements which are a part of this prospectus. There were no similar charges for the year ended September 30, 2018.

Net Loss

We had a net loss of $4,432,716 for the year ended September 30, 2018, as compared to a net loss of $2,771,894 for the year ended September 30, 2017. The increase in net loss is attributable to changes in revenues, operating expenses, interest income and expense, and impairment loss, each of which is described above.

Three and Nine Months Ended June 30, 2019

Advertising and Marketing Expenses

Advertising and marketing expenses were approximately $38,000 and $9,300 for the three months ended June 30, 2019 and 2018, respectively. During the nine months ended June 30, 2019 and 2018, the advertising and marketing expenses were approximately $99,000 and $13,000, respectively. The increase is due to more advertising and marketing activities, as the Company is shifting its focus to the planning and development of the first phase building of the Massachusetts Medical Cannabis Center.

Professional Fees

Professional fees were approximately $274,000 and $68,000 for the three months ended June 30, 2019 and 2018, respectively. During the nine months ended June 30, 2019 and 2018, the professional fees were approximately $573,000 and $338,000, respectively. The increase is due to an increase in consulting fees of approximately $286,000 offset with a decrease in legal fees of approximately $22,000.

General and Administrative Expenses

General and administrative expenses were approximately $199,000 and $357,000 for the three months ended June 30, 2019 and 2018, respectively. General and administrative expenses were approximately $716,000 and $1,150,000 for the nine months ended June 30, 2019 and 2018, respectively. The decrease is primarily due to less compensation expense associated with the issuance of stock and options during the current period.

Interest Income

Interest income was approximately $7,000 and $15,000 for the three months ended June 30, 2019 and 2018, respectively. Interest income was approximately $22,000 and $41,000 for the nine months ended June 30, 2019 and 2018, respectively. The decrease is a result of the amended BASK note receivable.

Interest Expense

Interest expense was approximately $53,000 and $867,000 for the three months ended June 30, 2019 and 2018, respectively. Interest expense was approximately $283,000 and $2,120,000 for the nine months ended June 30, 2019 and 2018, respectively. The decrease is primarily attributable to amortization of debt discounts during the three and nine months ended June 30, 2018.

Net Operating Loss

We had a net loss of $(556,245) and $(1,286,020) for the three months ended June 30, 2019 and 2018, respectively. We had a net loss of $(1,651,673) and $(3,582,652) for the nine months ended June 30, 2019 and 2018, respectively. The decrease in net loss is attributable to changes in operating expenses and interest income and expense, each of which is described above.

Liquidity and Capital Resources

Loans

As of September 30, 2018, we had borrowed $1,782,319, inclusive of premium, from a Company controlled by Benjamin J. Barton, one of our officers and directors. The balance consists of two separate notes, as follows:

●

Convertible note of $1,000,000, net of premium of $100,432. Bears interest at 9.5% payable quarterly. The total outstanding principal balance and any accrued and unpaid interest is due on December 31, 2019. SCP has the option to convert all or any part of the principal amount into fully paid and non-assessable shares of our common stock at a conversion price of $1.25.

●

Secured note of $756,646, net of discount of $74,759. Bears interest at 8% payable quarterly. The total outstanding principal balance and any accrued and unpaid interest is due on December 31, 2019. The note is secured by our claims against WGP.

During the year ended September 30, 2018, we sold convertible notes in total of $2,410,000. These notes bear interest rate of 8% per year. At the option of the note holders, the notes may be converted at any time into shares of the Company's common stock at an initial conversion price of $1.50 per share. Debt issuance costs related to these notes were $64,000.

The note holders also received warrants which entitle the note holders to purchase up to 1,940,000 shares of our common stock. The warrants are exercisable at a price of $1.50 per share and expire between October 17, 2022 and December 29, 2022.

In October and November 2017 we borrowed a total of $196,000 from an unrelated party. The loans bore interest at 12% per year and were due one year from the borrowing date. The loans were repaid prior to their maturity date. We incurred debt issuance costs of $6,000 related to these loans.

On May 2, 2019, we borrowed $153,000 from an unrelated third party. The loan bears interest at a rate of 12% and is due and payable on May 2, 2020.  At any time on or before October 29, 2019 we may prepay the loan by paying the lender the outstanding loan principal and accrued interest plus premiums ranging from 15% to 35%. After October 29, 2019, we may not repay the loan without the consent of the lender. At any time after October 29, 2019, the unpaid principal is convertible into our common stock at the conversion price.  The conversion price is: (a) if the market price is greater than or equal to $1.50, the greater of (1) the variable conversion price (defined as the market price of our common stock multiplied by 65%) and (2) $1.00, and (b) if the market price is less than $1.50, the lessor of (1) the variable conversion price and (2) $1.00.

On May 22, 2019, we borrowed $83,000 from an unrelated third party. The loan bears interest at a rate of 12% and is due and payable on May 21, 2020.  At any time on or before November 18, 2019 we may prepay the loan by paying the lender the outstanding loan principal and accrued interest plus premiums ranging from 15% to 35%. After November 18, 2019, we may not repay the loan without the consent of the lender. At any time after November 18, 2019, the unpaid principal is convertible into shares of our common stock at the conversion price.  The conversion price is: (a) if the market price of our common stock is greater than or equal to $1.50, the greater of (1) the variable conversion price (defined as the market price of our common stock multiplied by 65%) and (2) $1.00, and (b) if the market price of our common stock less than $1.50, the lessor of (1) the variable conversion price and (2) $1.00.

On August 2, 2019 we borrowed $4,000,000 MA Investors, LLC, an unrelated third party. The loan was evidenced by a note which bears interest at the rate of 11% per year, is due and payable on August 2, 2022 and is secured by a first lien on Building 1 at our Massachusetts Cannabis Center.

The note holder also received a warrant (Series XI) which allows the holder to purchase up to 600,000 shares of our common stock at a price of $1.50 per share. The warrant will expire on the earlier of (i) August 2, 2024 or (ii) twenty days after written notice to the holder that the daily Volume Weighted Average Price of our common stock was at least $4.00 for twenty consecutive trading days and the average daily volume of trades of our common stock during the twenty trading days was at least 150,000 shares.

Sale of Common Stock and Warrants

On November 7, 2016, we sold 2,000,000 Units at a price of $1.00 per Unit. The Units were sold in a private offering to a group of accredited investors. Each Unit consisted of one share of our common stock and one Series I Warrant. Each Series I Warrant allows the Holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before November 4, 2020. The proceeds from the placement were used for the MCC development, and for general corporate purposes. During 2018, to encourage holders to exercise their Series I Warrants, we agreed to issue one Series IX Warrant to each person that exercised a Series I warrant on or before July 10, 2018. Each Series IX Warrant is exercisable at a price of $1.00 per share at any time on or before July 10, 2021. A total of 1,273,000 Series I Warrants were exercised (resulting in proceeds of $3,819,000) and we issued 1,273,000 shares of its common stock (as a result of the exercise of the Series I Warrants) and 1,273,000 Series IX Warrants to the persons that exercised the Series I Warrants. Stock issuance costs of $229,140 were netted against the proceeds from this placement.  The Company granted 63,650 warrants to GVC Capital LLC, the Solicitation Agent for the offering. The warrants issued to GVC are exercisable at a price of $1.00 per share at any time on or before July 10, 2023.

On March 21, 2017, we issued 50,000 shares of the Company’s common stock related to the exercise of 50,000 options and received cash proceeds of $37,500.

During June 2017, we sold 185,000 Units at a price of $2.00 per Unit. The Units were sold in a private offering to a group of accredited investors. Each Unit consisted of one share of our common stock and one Series V Warrant. Each Series V Warrant allows the Holder to purchase one share of our common stock at a price of $5.00 per share at any time on or before May 18, 2021. The relative fair value of the warrants issued was approximately 48% of the proceeds received. The offering provided us with $370,000 in gross proceeds and the potential for an additional $925,000 in proceeds with the exercise of the Series V Warrants. As of September 16, 2019, none of the Series V Warrants had been exercised.

During the year ended September 30, 2018, we:

●	converted debt and interest of $1,192,445 into 794,962 shares of common stock; and

●	issued 25,000 shares of common stock and received $18,750 as a result of the exercise of a stock option.

●	sold 447,801 shares of common stock for cash of $1,222,412.

●	issued 1,473,000 shares of common stock and received $3,814,860 as a result of the exercise of warrants.

During the nine months ended June 30, 2019, we:

●	converted debt and interest of $261,513 into 174,342 shares of common stock;

●	issued 388,000 shares of common stock and received $475,500 as a result of the exercise of warrants;

●	sold 570,251 shares of common stock for cash of $1,064,001; and

●	issued 25,000 shares of common stock for services valued at $65,000.

Investment Agreement

On December 12, 2017, we entered into an investment agreement with Mountain States Capital, LLC (“MSC”) to provide funding for our operations. Under the investment agreement, MSC agreed to provide us with up to $10,000,000 of funding through the purchase of shares of our common stock. As of September 16, 2019 we had sold 1,163,782 shares of our common stock to MSC pursuant to the investment agreement and had received $2,433,412 from the sale of these shares.

Construction Financing

On October 30, 2017 we secured $800,000 in financing from three unrelated parties (the “Lenders”) in the form of a loan. The primary use of the loan proceeds was to prepare our Massachusetts Cannabis Center (the “MCC”) for the first phase of development, which will include a pad-ready site for Building 3 and the improvements to the entrance and roadways for the entire project. The remaining loan proceeds were used to pay lease payments, thru Nov 17, 2017, to Medical Massachusetts Properties, LLC, owner of the land on which the MCC will be built, and for working capital.

The loan bears interest at 8% per year and is due and payable on April 30, 2018. At the option of the Lenders, all or any portion of the outstanding loan balance is convertible into shares of our common stock. The number of shares of our common stock which will be issued upon any conversion will be determined by dividing the amount to be converted by $1.50, which amount will be proportionately adjusted in the event of any stock split or capital reorganization. The loan may be prepaid at any time, without penalty on 5 days’ notice to the Lenders.

As further consideration for the loan, we issued warrants to the Lenders which allow the Lenders to purchase up to 660,000 shares of our common stock. The warrants are exercisable at a price of $1.50 per share any time on or before October 13, 2022.

On December 4, 2017, we sold our property in Denver, Colorado and used $601,363 of the sale proceeds to partially repay this loan. In May 2018 the remaining principal balance of approximately $199,000, plus accrued interest of $13,508, was converted into 141,672 shares of our common stock.

Contractual obligations

The Company leases land under an operating lease commencing October 17, 2016, for an initial term of fifty (50) years. The Company has the option to extend the term of the lease for four (4) additional ten (10) year periods. The lease is a triple net lease, with the Company paying all real estate taxes, repairs, maintenance and insurance. The lease payments are the greater of (a) $30,000 per month; (b) $0.38 per square foot per month of any structure built on the property; or (c) 1.5% of all gross monthly sales of products sold by the Company, any assignee of the Company, or any subtenant of the Company. The Company received a credit for the $925,000 paid towards the purchase price of the land in the form of discounted lease payments. For the initial fifty (50) year term of the lease, the lease payments are reduced by $1,542 each month. The lease expense was $399,459 and $506,765 for the years ended September 30, 2018 and 2017, respectively.

At September 30, 2018, the future rental payments required under operating lease are as follows:

2019	$341,496
2020	341,496
2021	341,496
2022	341,496
2023	341,496
Thereafter	14,684,528
Total	$16,392,008

Our material capital commitments for the twelve months ending June 30, 2020 are:

Description	Amount

Lease payments (MCC)	$341,496
Repayment of loans	$2,377,646

Analysis of Cash Flows

Year Ended September 30, 2018

During the year ended September 30, 2018, our cash flows used in operations were $2,403,321 as compared to net cash used in operations of $1,747,948 for the year ended September 30, 2017. The increase is primarily due to the reduction of outstanding accounts payable and accrued expenses.

Cash flows used in investing activities were $712,702 for the year ended September 30, 2018, consisting primarily of additions to construction in progress. Cash flows used in investing activities was $320,976 for the year ended September 30, 2017, consisting primarily of additions to construction in progress and advances made on notes receivable – related party, offset by payments received from notes receivable.

Cash flows provided by financing activities were $7,131,345 for the year ended September 30, 2018, consisting primarily of net proceeds from the exercise of warrants and stock options and proceeds from convertible notes payable, partially offset by payments on notes payable. Cash flows provided by financing activities was $2,070,527 for the year ended September 30, 2017, consisting primarily of net proceeds from the issuance of common stock and proceeds from notes payable, partially offset by payments on notes payable.

Nine Months Ended June 30, 2019

During the nine months ended June 30, 2019, our net cash flows used in operations were $ 1,060,762 as compared to net cash flows used in operations of $1,893,339 for the nine months ended June 30, 2018. The decrease is primarily due to the timing of working capital payments, amortization of debt discounts and stock-based compensation expense in the nine months ended June 30, 2018.

Cash flows used in investing activities were $4,684,199 for the nine months ended June 30, 2019, consisting primarily of additions to construction in progress and payments received on notes receivables. Cash flows used in investing activities were $214,951 for the nine months ended June 30, 2018, consisting of additions to construction in progress.

Cash flows provided by financing activities were $1,734,501 for the nine months ended June 30, 2019, consisting of common stock issued for cash, proceeds from the exercise of warrants and proceeds from a note payable. Cash flows provided by financing activities were $3,416,485 for the nine months ended June 30, 2018, consisting of proceeds from notes payable, proceeds for exercises of warrants and stock options and payments on note payable.

On August 2, 2019 the Company borrowed $4,000,000 from an unrelated third party. The loan was evidenced by a note which bears interest at the rate of 11% per year, is due and payable on August 1, 2022 and is secured by a first lien on Building 1 at the Company’s Massachusetts Cannabis Center.

The note holder also received a warrant which allows the holder to purchase 600,000 shares of the Company’s common stock at a price of $1.50 per share. The warrant will expire on the earlier of (i) August 2, 2024 or (ii) twenty days after written notice of the holder that the daily Volume Weighted Average Price of the Company’s common stock was at least $4.00 for twenty consecutive trading days and the average daily volume of trades of the Company’s common stock during the twenty trading days was at least 150,000 shares.

The Company paid GVC Capital LLC, the Placement Agent for the offering, a cash commission of $320,000 and issued GVC warrants (Series XII) which allow GVC to purchase up to 48,000 shares of the Company’s common stock at a price of $1.50 per share. The Series XII warrants expire at the same time as the Series XI warrants. GVC subsequently assigned its warrants to persons associated with GVC.

We do not have any firm commitments from any person to provide us with any capital.

Going concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of $(14,761,214) at June 30, 2019, and had a net loss of $(1,651,673) for the nine months ended June 30, 2019. Further, the amount due from WGP of $1,761,675 (before an allowance of $977,770) may not be collectible. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. While the Company is attempting to increase operations and generate additional revenues, the Company's cash position may not be significant enough to support the Company's daily operations. Management intends to raise additional funds through the sale of its securities.

 Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate additional revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company's ability to further implement its business plan and generate additional revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Trends

The factors that will most significantly affect our future operating results, liquidity and capital resources will be:

●	Government regulation of the marijuana industry;
●	Revision of Federal banking regulations for the marijuana industry; and
●	Legalization of the use of marijuana for medical or recreational use in other states.

Other than the foregoing, we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on:

●	revenues or expenses;
●	any material increase or decrease in liquidity; or
●	expected sources and uses of cash.

Recent Accounting Pronouncements

Recent accounting pronouncements which may be applicable to us are described in Note 1 to the Consolidated Financial Statements included as part of this prospectus.

Significant Accounting Policies

Our significant accounting policies are set forth below. We have consistently applied these policies in all material respects. We do not believe that our operations to date have involved uncertainty of accounting treatment, subjective judgment, or estimates, to any significant degree, except as it pertains to our provision for doubtful accounts associated with amounts due from WGP described in the Notes to the Consolidated Financial Statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates and assumptions made by management are valuation of equity instruments, deferred tax asset valuation and allowance and collectability of long-lived assets. Actual results could differ from those estimates as the current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions.  See Note 3 in the Notes to the Consolidated Financial Statements included as part of this prospectus for a discussion of our provision for doubtful accounts for amount amounts owed from WGP.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, demand deposit accounts and temporary cash investments with maturities of ninety days or less at the date of purchase.

Income Taxes

In accordance with ASC Topic 740 - Income Taxes, the provision for income taxes is computed using the asset and liability method. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the consolidated balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the consolidated financial statements.  The resulting deferred tax assets or liabilities have been adjusted to reflect changes in tax laws as they occur.  A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

We expect to recognize the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a "more-likely-than-not" threshold, the amount to be recognized in the consolidated financial statements will be the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of September 30, 2018, we had no uncertain tax positions. We recognize interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. We currently have no federal or state tax examinations nor have we had any federal or state examinations since our inception. To date, we have not incurred any interest or tax penalties.

For federal tax purposes, our 2015 through 2018 tax years remain open for examination by the tax authorities under the normal three-year statute of limitations.

Concentration of Credit Risks and Significant Customers

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash, notes receivables, deposits, accounts receivables and notes receivable. We place our cash with high credit quality financial institutions. As of June 30, 2019, we had outstanding notes receivable of $154,779 (including accrued interest of $2,353) with Bask, Inc. (formerly Coastal Compassion Inc.), and notes and other receivables in the amount of $1,761,675 with WGP (exclusive of provision for doubtful accounts of $977,770).  See Note 3 in the Notes to the Consolidated Financial Statements included as part of this prospectus for a discussion of our provision for doubtful accounts for amounts owed from WGP.

Financial Instruments and Fair Value of Financial Instruments

We adopted ASC Topic 820, Fair Value Measurements and Disclosures, for assets and liabilities measured at fair value on a recurring basis. ASC Topic 820 establishes a common definition for fair value to be applied to existing US GAAP that requires the use of fair value measurements that establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC Topic 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. We had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. We had no financial assets or liabilities carried and measured on a recurring basis during the reporting periods. The carrying value of short-term financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, and short-term borrowings approximate fair value due to the relatively short period to maturity for these instruments. The long-term borrowings approximate fair value since the related rates of interest approximates current market rates.

Derivative Liabilities

We evaluate stock options, stock warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under the relevant sections of ASC Topic 815-40, Derivative Instruments and Hedging: Contracts in Entity’s Own Equity. The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative instrument and is marked-to-market at each consolidated balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations as other income or other expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Financial instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815-40 are reclassified to a liability account at the fair value of the instrument on the reclassification date. We determined that none of our financial instruments meet the criteria for derivative accounting as of September 30, 2018 and 2017.

Long-Lived Assets

Our long-lived assets consisted of property, equipment and real estate and are reviewed for impairment in accordance with the guidance of ASC Topic 360, Property, Plant, and Equipment, and ASC Topic 205, Presentation of Consolidated Financial Statements. We test for impairment losses on long-lived assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Impairment evaluations involve management's estimates on asset useful lives and future cash flows. Actual useful lives and cash flows could be different from those estimated by management which could have a material effect on our reporting results and financial positions. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. For the year ended September 30, 2017, we recognized impairment losses of $639,497 on our long-lived assets. There were no such charges for the year ended September 30, 2018.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is provided using the straight-line method for financial reporting purposes at rates based on the estimated useful lives of the assets. Estimated useful lives range from three to seven years. Land is classified as held for sale when management has the ability and intent to sell, in accordance with ASC Topic 360-45.

Construction in progress (CIP)

CIP consists of initial costs associated with the construction of our medical cannabis center, including interest expenses. When CIP is finished the asset will be transferred to property and equipment. No provision for depreciation is made on CIP until such time that the relevant assets are available and ready to use.

Capitalized Interest

The Company capitalizes interest to construction in progress made in connection with medical center cannabis construction that are not subject to current depreciation. Interest is capitalized only for the period that activities are in progress to bring the projects to their intended use. Capitalized interest was $129,528 and $28,697 for the years ended September 30, 2018 and 2017, respectively.

Equity Instruments Issued to Non-Employees for Acquiring Goods or Services

Issuances of our common stock or warrants for acquiring goods or services are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the fair value of the equity instruments issued to consultants or vendors is determined at the earlier of (i) the date at which a commitment for performance to earn the equity instruments is reached (a "performance commitment" which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (ii) the date at which performance is complete.

Although situations may arise in which counter performance may be required over a period of time, the equity award granted to the party performing the service is fully vested and non-forfeitable on the date of the agreement. As a result, in this situation in which vesting periods do not exist if the instrument is fully vested on the date of agreement, we determine such date to be the measurement date and will record the estimated fair market value of the instruments granted as a prepaid expense and amortize such amount to general and administrative expense in the accompanying consolidated statement of operations over the contract period. When it is appropriate for us to recognize the cost of a transaction during financial reporting periods prior to the measurement date, for purposes of recognition of costs during those periods, the equity instrument is measured at the then-current fair values at each of those interim financial reporting dates.

Non-Cash Equity Transactions

Shares of equity instruments issued for noncash consideration are recorded at the estimated fair market value of the consideration granted based on the estimated fair market value of the equity instrument, or at the estimated fair market value of the goods or services received, whichever is more readily determinable.

Stock-Based Compensation

We account for share-based awards to employees in accordance with ASC Topic 718, Stock Compensation. Under this guidance, stock compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the estimated service period (generally the vesting period) on the straight-line attribute method. Share-based awards to non-employees are accounted for in accordance with ASC Topic 505-50, Equity, wherein such awards are expensed over the period in which the related services are rendered.

Related Parties

A party is considered to be related to us if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with us. Related parties also include our principal owners, our management, members of the immediate families of our principal owners and our management and other parties with which we may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties, or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests, is also a related party.

Revenue Recognition

We follow a five-step model for revenue recognition. The five steps are: (1) identification of the contract(s) with the customer, (2) identification of the performance obligation(s) in the contract(s), (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligation, and (5) recognition of revenue when (or as) the performance obligation is satisfied.

Advertising Expense

Advertising, promotional and selling expenses consisted of sales and marketing expenses, and promotional activity expenses. Expenses are recognized when incurred.

General and Administrative Expense

General and administrative expenses consisted of professional service fees, rent and utility expenses, meals, travel and entertainment expenses, and other general and administrative overhead costs. Expenses are recognized when incurred.

Loss per Share

We compute net loss per share in accordance with the ASC Topic 260. The ASC specifies the computation, presentation and disclosure requirements for loss per share for entities with publicly held common stock.

Basic loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. Shares issuable upon the exercise of equity instruments such as warrants and options were not included in the loss per share calculations because the inclusion would have been anti-dilutive.

Off-Balance Sheet Arrangements

As of September 16, 2019, we did not have any off-consolidated balance sheet arrangements.

BUSINESS

AmeriCann, Inc. is a specialized cannabis company that is developing state-of-the-art product manufacturing and greenhouse cultivation facilities. Our business plan is based on the continued growth of the regulated marijuana market in the United States.

AmeriCann uses greenhouse technology which is superior to the current industry standard of growing cannabis in warehouse facilities under artificial lights. According to industry experts, by capturing natural sunlight, greenhouses use 25 percent fewer light bulbs, and utility bills are up to 75 percent less than in typical warehouse cultivation facilities. As such, AmeriCann’s Cannopy System enables cannabis to be produced with a greatly reduced carbon footprint, making the final product less expensive. Additionally, greenhouse construction costs are nearly half of warehouse construction costs. AmeriCann’s business is committed to sustainable, clean cultivation of medical cannabis and to social and environmental ethics, transparency and accountability.

AmeriCann’s team includes board members, expert consultants, engineers and architects who specialize in real estate development, traditional horticulture, lean manufacturing, medical research, facility construction, regulatory compliance, security, marijuana cultivation and genetics, extraction processes, and infused product development.

AmeriCann has designed a propriety cultivation and processing system called “Cannopy.” AmeriCann developed Cannopy with experts from traditional horticulture, lean manufacturing, regulatory compliance and cannabis cultivation. Cannopy includes automation throughout the production life-cycle, customized workflow processes, monitoring and controls, and top-line security systems. Cannopy will consistently produce cannabis for patients and consumers at the lowest cost in the most efficient, compliant manner. We provide initial and on-going training, policies, practices and procedures to operate the state-of-the-art facilities.

To support local businesses that seek to serve cannabis patients and consumers in their communities we initiated the AmeriCann Preferred Partner Program. Currently, we have one Preferred Partner in Massachusetts, which is Bask, Inc. (f/k/a Coastal Compassion Inc.) (“BASK”) Through this program, we plan to provide an essential set of resources including advanced cultivation facilities, access to a team of experts and in certain cases, capital for our partner’s businesses. In addition, AmeriCann’s team has assisted applicants in obtaining cannabis licenses in competitive application processes in Massachusetts and Illinois. This support is designed to assist our Preferred Partners in newly regulated markets.

The expanding cannabis industry requires extensive real estate to meet the growing needs of the market for cannabis products. AmeriCann assists our Preferred Partners with the identification, design, permitting, acquisition, development and operation of scalable infrastructure to cultivate and to dispense medical cannabis in regulated markets.

Company History

We were incorporated in Delaware on June 25, 2010.

On January 17, 2014, Strategic Capital Partners, LLC (“SCP”) a firm controlled by Benjamin J. Barton, one of our officers and directors, acquired 14,950,000 shares of our outstanding common stock from a group of our shareholders.

On February 21, 2014, the Company’s board of directors declared a stock dividend in the amount of four shares of common stock for each issued and outstanding share of common stock. On February 24, 2014, SCP returned 65,750,000 shares of our common stock to us. These shares were cancelled and returned to the status of authorized and unissued shares.

Massachusetts Cannabis Center

On October 17, 2016, we closed on the acquisition of the 52.6-acre parcel of undeveloped land in Freetown, Massachusetts. The deposits of $925,000 previously paid by us to the seller, Boston Beer Company (“BBC”), were credited against the total purchase price of $4,475,000. The remaining balance of $3,550,000 was paid to BBC by Massachusetts Medical Properties, LLC (“MMP”). The property is located approximately 47 miles southeast of Boston. We are developing the property as the Massachusetts Cannabis Center (“MCC”).

As part of a simultaneous transaction, we assigned the property rights to MMP for a nominal fee and entered a lease agreement pursuant to which MMP agreed to lease the property to us for an initial term of fifty (50) years. We have the option to extend the term of the lease for four (4) additional ten (10) year periods. The lease is a triple net lease, with the Company paying all real estate taxes, repairs, maintenance and insurance.

The lease payments are the greater of (a) $30,000 per month; (b) $0.38 per square foot per month of any structure built on the property; or (c) 1.5% of all gross monthly sales of products sold by the Company, any assignee of the Company, or any subtenant of the Company. The lease payments will be adjusted up (but not down) every five (5) years by any increase in the Consumer Price Index.

We received a credit for the $925,000 paid towards the purchase price of the land in the form of discounted lease payments. For the initial fifty (50) year term of the lease, the lease payments are reduced by $1,542 each month.

In connection with the sale of the property to MMP and the lease, we entered into a Share Purchase Agreement pursuant to which we issued to MMP 100,000 shares of our common stock, and a warrant to purchase up to 3,640,000 shares of common stock at an exercise price of $1.00 per share. The warrant can be exercised at any time on or before October 17, 2021. The warrant does not contain a cashless exercise provision.

Under the terms of the lease, we had six (6) months to obtain $2.6 million in capital funding for the construction of the first phase building. In the event that the Company was unable to raise these funds within the six (6) month period, the Company had an additional six (6) month period to do so; provided, that the Company has paid accrued lease payments and closing costs. If the Company was then unable to raise these funds on or before twelve (12) months from October 17, 2016, the lease would terminate. On October 17, 2017, the lease agreement was amended to provide that the Company will have until 16 months from October 17, 2016 to raise $2.6 million in capital funding. In addition to extending the funding deadline, this amendment granted MMP warrants to purchase up to 100,000 shares of Common Stock at an exercise price of $1.50 per share. The warrants can be exercised at any time on or after October 17, 2017 and on or before October 17, 2022. In February and April, 2018, the lease agreement was amended to provide that the Company will have until 20 months from October 17, 2016 to raise $2.6 million in capital funding. In addition to extending the funding deadline, this amendment granted MMP warrants to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $1.50 per share. The warrants can be exercised at any time on or before  October 17, 2022. The Company recognized an expense of $0 during the three months ended December 31, 2018 related to those warrants. In July 2018, the Company fulfilled the $2.6 million capital funding commitment.

The MCC, is a one million square foot sustainable greenhouse facility in Freetown, Mass which we are developing. Plans for the MCC include the construction of sustainable greenhouse cultivation and processing facilities that will be leased to Registered Marijuana Dispensaries under the Massachusetts Medical Marijuana and Adult Use Programs. Once fully developed, the MCC design calls for a research facility, a training center, corporate offices, a quality-assurance laboratory, and a facility for manufacturing cannabis-infused food, nutraceuticals and consumer packaged cannabis goods. We intend to open similar facilities in states in which cannabis is legal for medical and adult use.

The Town of Freetown Planning Board has approved our site plan application for the MCC. The site plan application requested 977,000 square feet of infrastructure for medical marijuana cultivation, processing, testing and associated administration in Freetown's Industrial Park.

We are developing MCC in phases that will consist of three different buildings. The buildings have been approved for the following approximate sizes:

Building 1: 30,000 square feet

Building 2: 345,000 square feet

Building 3: 600,000 square feet.

Building 1 is a state-of-the-art greenhouse cultivation facility which on July 3, 2019, received a Temporary Certificate of Occupancy and is over 90% complete.

On August 2, 2019 we entered into a lease for Building 1 with BASK, Inc. Building 1, an Adult-Use and Medical cannabis cultivation and processing facility, is the first phase of the MCC and is scheduled for occupancy in August of 2019. BASK is licensed by the Massachusetts Cannabis Control Commission to cultivate, process and sell medical marijuana.

The 15-year lease for Building 1 with Bask will provide a Revenue Participation Fee to us of 15% of all gross monthly sales of cannabis, cannabis-infused products and non-cannabis products produced at Building 1. The facility is projected to annually produce 7,500 pounds of dry flower cannabis and over 400,000 units of infused product.

We project a 1.5 year payback on our investment in Building 1 of approximately $7,500,000.

Building 2 is the next phase of the MCC development. In conjunction with our architect RKB Architects, Inc., we updated the design to include the following three distinct units for Building 2:

Unit A: 184,720 square foot cultivation facility

Unit B: 118,580 square foot cultivation facility.

Unit C:  40,178 square foot centralized processing and product manufacturing

We have expanded our business model and plan to occupy Unit B. Unit B will be designed as a 118,580 square foot cannabis cultivation facility and will meet all canopy limits prescribed by the Massachusetts Cannabis Control Commission. At Unit B, we will operate as a licensed producer of bulk and prepackaged dry flower cannabis. The byproduct, or trim, of the dry flower will be extracted by us and the oil will be used in the production of infused products.

Unit C is being designed as a large-scale, GMP Certified cannabis product manufacturing facility. We plan to occupy Unit C and produce branded cannabis beverages, vaporizer products, edible products, non-edible products and concentrates. Our operation of Unit C may provide an essential service for all of MCC's future occupants, as well as licensed cannabis cultivators throughout Massachusetts.

Unit A will be developed as a future phase of construction.

We have a Host Community Agreement in place with the Town of Freetown for Building 2 and have initiated the application process to receive provisional licenses from the Massachusetts Cannabis Control Commission for a Marijuana Product Manufacturing and Marijuana Cultivation license.

Market Conditions

Adult-Use marijuana is now legal in ten states and the District of Columbia, and medical marijuana is legal in 33 states and the District of Columbia.

While the industry is growing rapidly, the cannabis industry faces several major obstacles that challenge its growth and profitability. First, the cultivation of cannabis is a very capital-intensive enterprise. Many cannabis entrepreneurs do not have access to the capital required to build the infrastructure required to meet growing demand and sales projections. Traditional sources of financing, such as banks, are not available currently to cannabis producers and retailers in the United States. Second, there is a significant shortage of knowledge related to virtually all areas of the cannabis business. When new states are added to the list of regulated cannabis markets, there is a scarcity of experience and expertise to serve the needs of cultivators, processors and retailers in these states. As explained below, marijuana is illegal under federal law. These obstacles to the cannabis industry require financial resources, expertise and dedicated advocacy to change regulations on the state level.

Government Regulation

Marijuana is a Schedule-I controlled substance and is illegal under federal law.  Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law.

A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse.  The Department of Justice defines Schedule 1 controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.”  If the federal government decides to enforce the Controlled Substances Act in Colorado with respect to marijuana, persons that are charged with distributing, possessing with intent to distribute, or growing marijuana could be subject to fines and terms of imprisonment, the maximum being life imprisonment and a $50 million fine.

As of August 21, 2019, 33 states and the District of Columbia allow their citizens to use Medical Marijuana.  Additionally, 10 states and the District of Columbia have legalized cannabis for recreational use by adults.  The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Trump administration has indicated that it is not in favor of the legalization of marijuana.  Any change in the federal government’s enforcement of current federal laws could cause significant financial damage to us and our shareholders.  While we do not intend to harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement by the federal government or the enactment of new and more restrictive laws.

The previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. In this regard, the prior DOJ Deputy Attorney General of the Obama administration issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA.

The Cole Memo noted that the Department of Justice is committed to using its investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way. In furtherance of those objectives, the Cole Memo provided guidance to Department of Justice attorneys and law enforcement to focus their enforcement resources on persons or organizations whose conduct interferes with any one or more of the following in preventing:

●	the distribution of cannabis to minors;
●	revenue from the sale of cannabis from going to criminal enterprises, gangs and cartels;
●	the diversion of cannabis from states where it is legal under state law in some for to other states;
●	state-authorized cannabis activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;
●	violence and the use of firearms in the cultivation and distribution of cannabis;

●	drugged driving and the exacerbation of other adverse public health consequences associated with cannabis use;
●	the growing of cannabis on public lands and the attendant public safety and environmental dangers posed by cannabis production on public lands; and
●	cannabis possession or use on federal property.

On January 4, 2018, then U.S. Attorney General Jeff Sessions issued the Sessions Memo stating that the Cole Memo was rescinded effectively immediately. In particular, Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” Mr. Sessions went on to state in the memorandum that “previous nationwide guidance specific to marijuana is unnecessary and is rescinded, effective immediately.”

It is unclear at this time whether the Sessions Memo indicates that the Trump administration will strongly enforce the federal laws applicable to cannabis or what types of activities will be targeted for enforcement.

It is unclear at this time whether the Sessions Memo indicates that the Trump administration will strongly enforce the federal laws applicable to cannabis or what types of activities will be targeted for enforcement.

However, on March 23, 2018 President Trump signed a $1.3 trillion budget bill that includes a provision that prevents the Justice Department, including the Drug Enforcement Administration, from using funds to arrest or prosecute patients, caregivers, and businesses that are acting in compliance with state medical marijuana laws. This provision, known as the Rohrabacher-Blumenauer Amendment, prohibits the Justice Department from using federal funds to interfere with state medical marijuana programs.

Competition

Currently, there are a number of other companies that are involved in the marijuana industry, many of which we consider to be our competition. Many of these companies provide services similar to those which we provide or plan to provide.  We expect that other companies will recognize the value of serving the marijuana industry and become our competitors.

General

Our offices are located at 1550 Wewatta St. Denver, CO 80202. We lease this space on a month-to-month basis at a rate of $1,230 per month.

As of September 16, 2019, we had four full time employees, that being Timothy Keogh, our Chief Executive Officer, Benjamin Barton, Chief Financial Officer, Douglas Carr, our Vice President of Sales and Business Development and Jane Roach, our Office Manager.   As of July 1, 2019, Mr. Keogh was spending approximately 90% of his time on our business, Mr. Barton was spending approximately 95% of his time on our business, and Jane Roach was spending approximately 100% of her time on our business. Douglas Carr, who became one of our officers in March 2019, plans on spending approximately 50% of his time on our business.

MANAGEMENT

Name	Age	Position

Timothy Keogh	38	Chief Executive Officer and a Director
Benjamin J. Barton	55	Chief Financial and Accounting Officer and a Director
Douglas Carr	58	Vice President of Sales and Business Development
J. Tyler Opel	30	Director

The following is a brief summary of the background of each officer and director including their principal occupation during the five preceding years.  All directors will serve until their successors are elected and qualified or until they are removed.

Timothy Keogh was appointed our Chief Executive Officer and a director on March 25, 2014. As our Chief Executive Officer, Mr. Keogh has developed sustainable practices and traditional horticultural approaches to the production of medical cannabis to benefit patients in regulated markets. Prior to joining AmeriCann, Mr. Keogh was the Chief Executive Officer and a director of Coastal Compassion, Inc., a non-profit corporation that has entered the medical marijuana business in Massachusetts. This effort began in September of 2012 and was formalized under Massachusetts G.L. Chapter 180 in August of 2013.  Under the direction of Mr. Keogh, Coastal Compassion, Inc. received 1 a limited number of provisionally approved licenses in Massachusetts.

Between November 2010 and November 2013 Mr. Keogh owned and managed Dock Promotions, LLC, a company which provided consulting services to waterfront developments and marinas in the areas of design, construction, and operations.   Between 2003 and 2010, Mr. Keogh was the Director of Business Services for Marina Management Services, Inc., a corporation which provided management and consulting solutions to waterfront developments, marinas and boatyards throughout the Americas and the Caribbean.

Mr. Keogh is an advisory board member of the Rhode Island Patient Advocacy Coalition, and an active member and invited speaker for the National Cannabis Industry Association.  Mr. Keogh holds a Bachelor of Science in Business Administration from Mount St. Mary’s College.

Ben Barton was appointed a director on January 14, 2014 and Chief Financial Officer on January 22, 2014. Since 1986, Mr. Barton has been active in all aspects of venture capital and public stock offerings. Since 2005, Mr. Barton has been the Managing Director of Strategic Capital Partners, LLC, a private investment company specializing in emerging companies. Mr. Barton was one of the founders of Synergy Resources Corporation, an energy company that trades on the NYSE. Prior to earning an MBA in Finance from UCLA, Mr. Barton received his Bachelor of Science degree in Political Science from Arizona State University.

Douglas Carr became one of our officers on March 1, 2019. Mr. Carr brings more than 25 years of combined experience as a national manager in consumer packaged goods and commercial real estate. He has worked for Fortune 500 companies, including RJ Reynolds/Nabisco, Inc. and General Mills, Inc., where he led national sales efforts launching new products to chains and buying groups. In addition to his consumer products background, Mr. Carr has experience in commercial real estate acquisition, development and sales.

J. Tyler Opel was appointed a director on January 30, 2019.  Mr. Opel is a practicing attorney with an emphasis on real estate and cannabis legislation.  Since 2016, Mr. Opel has provided legal counsel to a private real estate development company. Mr. Opel has experience before the Denver District Court, the Boulder District Court and the Colorado Supreme Court. Mr. Opel, an active investor in emerging growth companies, is also a member of the Colorado Bar Association Cannabis Law Committee. Mr. Opel earned a Bachelor of Science in Business Administration from the University of Missouri Trulaske College of Business (2010) and a Law Degree from the Southern Illinois University School of Law (2015).

Our directors serve until the next annual meeting of our shareholders and until their successors have been duly elected and qualified.  Our officers serve at the discretion of our directors.

We believe our directors are qualified to act as such for the following reasons:

Timothy Keogh – experience in marijuana industry

Benjamin J. Barton – experience in the capital markets

Tyler Opel – experience in legal field and real estate

Timothy Keogh and Benjamin J. Barton are not independent as that term is defined in Section 803 of the NYSE MKT Company Guide. J. Tyler Opel is an independent director.

We do not have a financial expert as that term is defined by the Securities and Exchange Commission.

Our Board of Directors does not have standing audit, nominating or compensation committees, committees performing similar functions, or charters for such committees. Instead, the functions that might be delegated to such committees are carried out by our Board of Directors, to the extent required. Our Board of Directors believes that the cost of associated with such committees, has not been justified under our current circumstances.

Given our lack of operations to date, our Board of Directors believes that its current members have sufficient knowledge and experience to fulfill the duties and obligations of an audit committee. None of the current Board members is an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission. The Board has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member’s financial sophistication.

Our Board of Directors does not have a “leadership structure” since each board member is free to introduce any resolution at any meeting of our directors and is entitled to one vote at any meeting.

Holders of our common stock may send written communications to our entire board of directors, or to one or more board members, by addressing the communication to “the Board of Directors” or to one or more directors, specifying the director or directors by name, and sending the communication to our offices in Denver, Colorado.  Communications addressed to the Board of Directors as whole will be delivered to each board member.  Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.

Security holder communications not sent to the Board of Directors as a whole or to specified board members will be relayed to board members.

During the years ended September 30, 2018 and 2017 we did not compensate any person for serving as a director.

Executive Compensation

During the years ended September 30, 2018 and 2017 we paid the following compensation to our officers:

Name	Year	Salary	Bonus	Options	Total

Timothy Keogh	2018	$144,000	-	-	$144,000
Chief Executive Officer	2017	$144,000	-	-	$144,000

Benjamin J. Barton	2018	-	-	-	-
Chief Financial Officer	2017	-	-	-	-

The following shows the amounts we expect to pay to our officers during the year ending September 30, 2019 and the amount of time these persons expect to devote to us.

Name	Projected Compensation	Percent of time to be Devoted to the Company’s Business

Timothy Keogh	$144,000	90%
Benjamin J. Barton	-	95%
Douglas Carr	$90,000	50%

Our executive officer is compensated through the following three components:

●	base salary;
●	long-term incentives (stock options and/or grants of stock); and
●	benefits.

These components provide a balanced mix of base compensation and compensation that is contingent upon the executive officer’s individual performance. A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits. We want to ensure that our compensation program is appropriately designed to encourage executive officer retention and motivation to create shareholder value. Salaries generally have been targeted to be competitive when compared to the salary levels of persons holding similar positions in other publicly traded companies of comparable size. The executive officer’s responsibilities, experience, expertise and individual performance are considered.

During the year ended September 30, 2018, none of our directors was also an executive officer of another entity, which had one of our executive officers serving as a director of such entity or as a member of the compensation committee of such entity.

On August 18, 2017, we adopted a Stock Incentive Plan that provides for the grant of Incentive Stock Options, Non-Qualified Stock Options or Stock Bonuses to persons who are our employees, employees of our subsidiaries, or our directors, officers, or consultants. Under the plan, we may grant up to 1,500,000 options, each to purchase one share of common stock, subject to an exercise price and vesting schedule to be established by the board of directors at the time of the grant, or up to 1,500,000 shares of common stock as stock bonuses. On August 18, 2017, we awarded 150,000 options to four consultants at an exercise price of $2.50 per share under the plan. The options vested immediately and can be exercised at any time on or before August 15, 2021.  As of July 1, 2019, no options have been exercised.

Transactions With Related Parties

As of September 30, 2015, the Company had borrowed $1,682,849 from Strategic Capital Partners, a Company controlled by Mr. Barton.  Through June 20, 2016, we borrowed an additional $227,500 from SCP, and on July 14, 2016, SCP assumed our note payable to an unrelated third party of $521,297. Simultaneously, we modified the note payable to SCP. Principal and interest of $500,000 was converted into 400,000 shares of our common stock. In addition, we issued SCP warrants to purchase 800,000 shares of our common stock, exercisable at a price of $1.50 per share, and warrants to purchase an additional 800,000 shares of common stock, exercisable at a price of $3.00 per share. Both sets of warrants expire on June 30, 2020. The remaining $1,931,646 owed to SCP was divided into two promissory notes. The first note, in the principal amount of $1,000,000, bears interest at 9.5% per year and matures on December 31, 2019. Interest is payable quarterly with the first interest payment due on September 30, 2016. The Note can be converted at any time into shares of our common stock, initially at a conversion price of $1.25 per share. The conversion price will be proportionately adjusted in the event of any stock split or capital reorganization. The note is not secured. The second note, in the original principal amount of $931,646, bears interest at 8% per year and matures on December 31, 2019. Interest is payable quarterly, with the first interest payment due on September 30, 2016. The note is not convertible into shares of our common stock, and is secured by a second lien on our property in Denver, Colorado and a first lien on all amounts due to us by Wellness Group Pharms. Any payments received from the sale, lease or commercialization of the property in Denver, and any amounts received from Wellness Group Pharms, will be applied to the principal amount of the Note. Otherwise, all unpaid principal and interest will be due on December 31, 2019. The Company evaluated the debt modification and convertible debt issued in accordance with ASC 470, Debt, and recorded a loss on extinguishment of debt of $901,939, debt discount on secured notes payable – related party of $211,578, and a debt premium on convertible debt of $284,229. As of June 30, 2019, the Company owed SCP $1,766,296, inclusive of a premium of $9,650.

On April 7, 2016, we signed agreements with Bask, Inc. (f/k/a Coastal Compassion Inc.) (“Bask”). Bask is one of a limited number of non-profit organizations that has received a provisional or final registration to cultivate, process and sell medical cannabis by the Massachusetts Department of Public Health. Bask has agreed to become the initial tenant in our planned MCC. Tim Keogh, our Chief Executive Officer, is a Board Member of Bask.

Pursuant to the agreements, we agreed to provide Bask with financing of up to $2.5 million for a five-year term at 18% interest per year for construction and working capital required for Bask’s approved dispensary and cultivation center in Fairhaven, MA. For a three-year period beginning April 1, 2016, we agreed to consult with Bask in the design, construction and operation of the Fairhaven facility. Bask will pay us $10,000 each month for these consulting services. Although the DPH has approved our agreement with Bask relating to the development and lease terms of the MCC, the actual lease agreement with Bask has not been finalized or approved by the DPH. We will need to secure significant capital to provide the financing to Bask.

As June 30, 2019, we had provided financing to Bask of $154,779, which includes construction and working capital advances and accrued interest.

PRINCIPAL SHAREHOLDERS

The following table shows the ownership, as of the date of this prospectus, of those persons owning beneficially 5% or more of our common stock and the number and percentage of outstanding shares owned by each of our directors and officers and by all officers and directors as a group.  Each owner has sole voting and investment power over their shares of common stock.

Name	Shares Owned	Percent of Outstanding Shares

Timothy Keogh	1,205,000	5.2%
Benjamin J. Barton	--	--
Douglas Carr	--	--
J. Tyler Opel	26,564	*
Strategic Capital Partners, LLC (1)	8,966,665	46.3%
All officers and directors as a Group (4 persons)	10,198,229	52.6%

* Less than 1%.

(1)

Strategic Capital Partners, LLC is controlled by Benjamin J. Barton. See the section of this prospectus captioned “Market for Our Common Stock” for information concerning warrants held by Strategic Capital Partners.

SELLING SHAREHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “selling shareholders”. The selling shareholders acquired their shares in the transaction described below.

On August 2, 2019 we secured a $4,000,000 investment from MA Investors, LLC, an unrelated third party, in the form of a loan. The loan was evidenced by a note which bears interest at the rate of 11% per year, is due and payable on August 2, 2022 and is secured by a first lien on Building 1 at our Massachusetts Cannabis Center.

The note holder also received a warrant (Series XI) which allows the holder to purchase up to 600,000 shares of our common stock at a price of $1.50 per share. The warrant will expire on the earlier of (i) August 2, 2024 or (ii) twenty days after written notice to the holder that the daily Volume Weighted Average Price of our common stock was at least $4.00 for twenty consecutive trading days and the average daily volume of trades of our common stock during the twenty trading days was at least 150,000 shares.

We paid GVC Capital LLC, the Placement Agent for the offering, a cash commission of $320,000 and issued GVC warrants (Series XII) which allow GVC to purchase up to 48,000 shares of our common stock at a price of $1.50 per share. The Series XII warrants expire at the same time as the Series XI warrants.

		Shares Issuable Upon		Shares	Share
Name of	Shares	Exercise of Warrants		to be Sold in	Ownership
Selling Shareholder	Owned	Series	Warrants	this Offering	After Offering

MA Investors, LLC		XI	600,000	600,000	--
Michael Donnelly		XII	21,600	21,600
Norman Clark		XII	14,400	14,400
GVC Capital Partners, LLC		XII	12,000	12,000

The controlling person of MA Investors, LLC is David Merage. The controlling person of GVC Capital Partners, LLC is Richard Huebner.

Michael Donnelly, Norman Clark and GVC Partners, LLC are affiliated with GVC Capital, LLC. GVC Capital is a securities broker. To our knowledge, no other selling shareholder is affiliated with a securities broker.

The selling shareholders acquired their securities from us in the ordinary course of business and at the time of the purchase of these securities the selling shareholders had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

Other than providing the $4,000,000 loan discussed above, MA Investors, LLC does not have, and did not have, any material relationship with us or our officers or directors. On several occasions in the past, GVC Capital has acted as the placement agent for the private sale of our securities.

The shares of common stock to be sold by the selling shareholder may be sold by means of this prospectus from time to time as market conditions permit.

The shares of common stock may be sold by one or more of the following methods, without limitation:

●	a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
●	face-to-face transactions between sellers and purchasers without a broker/dealer.

In completing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

Options and Warrants

See the “Market For Our Common Stock” section of this prospectus for information concerning our outstanding options and warrants.

Transfer Agent

Corporate Stock Transfer, Inc.

3200 Cherry Creek Dr. South, Suite 430

Denver, CO. 80209

Phone: (303) 282-4800

LEGAL PROCEEDINGS

Beginning September 21, 2014, we entered into a series of agreements with Wellness Group Pharms, LLC (“WGP”), an entity that was pursuing licenses to operate marijuana cultivation facilities under the Illinois Compassionate Use of Medical Cannabis Pilot Program Act.  On February 2, 2015 WGP was granted a license to operate a cultivation facility. As amended, these agreements provided, among other things, that we were to provide working capital advances to WGP, with any advances accruing interest at a rate of 18% per annum.

Between February 2015 and April 2015, we made working capital advances to WGP totaling $673,294.  We also funded costs totaling $332,357 to begin construction of WGP’s cultivation facility.  Due to WGP’s failure to comply with the terms of these agreements, and repeated lack of good faith and fair dealing, we terminated the agreements with WGP.

On April 7, 2017 we filed an arbitration claim against WGP. The arbitration hearing commenced on January 8, 2018 and concluded on January 10, 2018.

On March 15, 2018, the arbitration panel issued its final award and awarded us $1,761,675. This award consisted of $1,045,000, plus interest at the rate of 18% per year from April 18, 2015 through March 15, 2018 ($550,000), our attorneys’ fees and costs ($113,865), and arbitration fees and expenses ($52,810). The American Arbitration Association will also return to us $32,562 which we paid to the AAA as deposits during the course of the arbitration proceeding. The arbitration award issued on March 15, 2018 is final and not subject to appeal or counterclaim.

We are not involved in any legal proceedings and we do not know of any legal proceedings which are threatened or contemplated.

INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission’s Public Reference Room.

We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports and other information with the Securities and Exchange Commission. Copies of any such reports and other information (which includes our financial statements) filed by us can be read and copied at the Commission's Public Reference Room.

The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Public Reference Room is located at 100 F. Street, N.E., Washington, D.C. 20549.

Our Registration Statement and all reports and other information we file with the Securities and Exchange Commission are available at www.sec.gov, the website of the Securities and Exchange Commission.

AMERICANN, INC.

FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2018 AND 2017

AUDITED

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

AmeriCann, Inc.

Denver, CO

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AmeriCann, Inc and its subsidiary (collectively, the “Company”) as of September 30, 2018 and 2017, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2018 and 2017, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2016

Houston, Texas

January 15, 2019

AMERICANN, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2018	September 30, 2017

Assets
Current Assets:
Cash and cash equivalents	$198,144	$1,627
Restricted cash	3,818,805	-
Current portion of prepaid land lease	57,959	57,959
Prepaid expenses and other current assets	7,470	5,000
Total current assets	4,082,378	64,586

Land held for sale	-	1,611,312
Construction in progress	1,681,382	680,028
Furniture and equipment (net of depreciation of $4,827 and $3,704)	5,794	4,153
Website development costs (net of amortization of $41,500 and $28,820)	-	12,680
Notes and other receivables (net of allowance of $977,770 and $469,699)	783,905	780,315
Note receivable - related party	176,764	125,327
Prepaid land lease and related deposits, net of current portion	2,724,088	2,782,047
Security deposit and other assets	3,110	3,110
Total assets	$9,457,421	$6,063,558

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$268,065	$624,623
Interest payable (including $12,742 and $84,998 to related parties)	46,605	86,253
Other payables	8,906	19,699
Notes payable (net of discount of $138,750 and $0)	521,250	1,070,000
Total current liabilities	844,826	1,800,575

Notes payable - related party (inclusive of premium of $25,673 and $47,037)	1,782,319	1,978,683

Total liabilities	2,627,145	3,779,258

Commitments and contingencies - see Note 10

Stockholders' Equity:
Preferred stock, $0.0001 par value; 20,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 22,106,706 and 19,366,000 shares issued and outstanding as of September 30, 2018 and 2017, respectively	2,211	1,937
Additional paid in capital	19,937,606	10,959,188
Accumulated deficit	(13,109,541)	(8,676,825)
Total stockholders' equity	6,830,276	2,284,300

Total liabilities and stockholders' equity	$9,457,421	$6,063,558

See accompanying notes to consolidated financial statements.

AMERICANN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2018	2017

Revenues:
Consulting fees	$-	$40,000
Total revenues	-	40,000

Operating expenses:
Advertising and marketing	36,539	10,712
Professional fees	554,673	415,173
General and administrative expenses	1,438,215	1,412,314
Impairment of long-lived assets	-	639,497
Total operating expenses	2,029,427	2,477,696

Loss from operations	(2,029,427)	(2,437,696)

Other income (expense):
Interest income	45,028	11,086
Interest expense	(2,300,396)	(201,367)
Other income (expense)	(2,861)	-
Interest expense - related party	(145,060)	(143,917)
Total other income (expense)	(2,403,289)	(334,198)

Net loss	$(4,432,716)	$(2,771,894)

Basic and diluted loss per common share	$(0.22)	$(0.15)

Weighted average common shares outstanding	20,066,824	19,007,371

See accompanying notes to consolidated financial statements.

AMERICANN, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

					Additional
	Preferred Stock		Common Stock		Paid In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances, September 30, 2016	-	$-	17,031,000	$1,703	$6,512,244	$(5,904,931)	$609,016
Stock-based compensation expense	-	-	-	-	37,450	-	37,450
Shares and warrants issued to lessor	-	-	100,000	10	1,972,956	-	1,972,966
Stock option expense	-	-	-	-	222,988	-	222,988
Stock issued for options exercised	-	-	50,000	5	37,495	-	37,500
Stock issued for cash, net	-	-	2,185,000	219	2,176,055	-	2,176,274
Net loss	-	-	-	-	-	(2,771,894)	(2,771,894)
Balances, September 30, 2017	-	$-	19,366,000	$1,937	$10,959,188	$(8,676,825)	$2,284,300
Stock-based compensation expense	-	-	-	-	432,787	-	432,787
Stock issued for options exercised	-	-	25,000	3	18,747	-	18,750
Stock issued for cash, net	-	-	447,801	45	1,222,367	-	1,222,412
Conversion of debt	-	-	794,962	79	1,192,366	-	1,192,445
Stock issued for warrants exercised, net	-	-	1,473,000	147	3,814,713	-	3,814,860
Benefical conversion feature and warrants issued with debt	-	-	-	-	2,297,438	-	2,297,438
Net loss	-	-	-	-	-	(4,432,716)	(4,432,716)
Balances, September 30, 2018	-	$-	22,106,763	$2,211	$19,937,606	$(13,109,541)	$6,830,276

See accompanying notes to consolidated financial statements.

AMERICANN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(4,432,716)	$(2,771,894)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,803	14,957
Impairment of long-lived assets	-	639,497
Stock based compensation and option expense	432,787	260,438
Loss on disposal of land	2,861	-
Amortization of equity instruments issued to lessor	39,459	39,456
Amortization of debt discount/(premium)	2,207,324	9,636
Noncash interest income	(45,027)	2,521
Changes in operating assets and liabilities:
Bank overdraft	-	10,616
Prepaid expenses	(2,470)	25,230
Accounts payable and accrued expenses	(483,181)	49,319
Interest payable	(53,113)	(7,669)
Interest payable - related party	(72,255)	(24,827)
Other payables	(10,793)	4,772
Net cash flows used in operations	(2,403,321)	(1,747,948)

Cash flows from investing activities:
Additions to construction in progress	(702,702)	(500,720)
Payments received on notes receivable	-	247,378
Advances made on notes receivable - related party	(10,000)	(67,634)
Net cash flows used in investing activities	(712,702)	(320,976)

Cash flows from financing activities:
Common stock issued for cash, net	1,222,412	2,176,274
Proceeds from note payable	2,536,000	104,657
Proceeds from the exercise of warrants	3,814,860	-
Proceeds from the exercise of stock options	18,750	37,500
Payments on note payable - related party	(175,000)	(20,000)
Payments on notes payable	(285,677)	(227,904)
Net cash flows provided by financing activities	7,131,345	2,070,527

Net increase in cash, cash equivalents, and restricted cash	4,015,322	1,603

Cash, cash equivalents, and restricted cash at beginning of period	1,627	24

Cash, cash equivalents, and restricted cash at end of period	$4,016,949	$1,627

Supplementary Disclosure of Cash Flow Information:
Cash paid for interest	$363,500	$396,841
Cash paid for income taxes	$-	$-
Non-Cash Investing and Financing Activities:
Shares and warrants issued to lessor as consideration for land lease	-	1,972,966
Proceeds from sale of land used to satisfy debt obligations	1,608,451	-
Construction in progress expenditures incurred but not yet paid	171,888	179,308
Debt discount related to warrants issued with debt and Beneficial Conversion Feature	2,297,438	-
Notes payable and interest converted into shares of stock	1,192,445	-
Interest capitalized into construction in progress	129,528	-

See accompanying notes to consolidated financial statements.

AMERICANN, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

AmeriCann, Inc. ("the Company", “we”, “our”, or "the Issuer") was organized under the laws of the State of Delaware on June 25, 2010.

On January 17, 2014, a privately held limited liability company acquired approximately 93% of the Company's outstanding shares of common stock from several of the Company's shareholders which resulted in a change in control of the Company.

The Company's new business plan is to offer a comprehensive, turnkey package of services that includes consulting, design, construction and financing to approved and licensed marijuana operators throughout the United States. The Company's business plan is based on the anticipated growth of the regulated marijuana market in the United States.

The Company's activities are subject to significant risks and uncertainties including failure to secure funding to expand its operations.

Certain prior period amounts have been reclassified to conform with current period presentation. These reclassifications have no impact on net loss.

All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States and have been consistently applied in the preparation of the consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of AmeriCann, Inc. and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates and assumptions made by management are valuation of equity instruments, deferred tax asset valuation and allowance and collectability of long-lived assets. Actual results could differ from those estimates as the current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. See Note 4 for a discussion of our provision for doubtful accounts for amount amounts owed from WGP.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, demand deposit accounts and temporary cash investments with maturities of ninety days or less at the date of purchase.

Income Taxes

In accordance with ASC Topic 740, Income Taxes, the provision for income taxes is computed using the asset and liability method. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the consolidated balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the consolidated financial statements. The resulting deferred tax assets or liabilities have been adjusted to reflect changes in tax laws as they occur. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

We expect to recognize the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a "more-likely-than-not" threshold, the amount to be recognized in the consolidated financial statements will be the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of September 30, 2018, we had no uncertain tax positions. We recognize interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. We currently have no federal or state tax examinations nor have we had any federal or state examinations since our inception. To date, we have not incurred any interest or tax penalties.

For federal tax purposes, our 2016 through 2018 tax years remain open for examination by the tax authorities under the normal three-year statute of limitations.

Concentration of Credit Risks and Significant Customers

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash, notes receivables, deposits, accounts receivables and notes receivable. We place our cash with high credit quality financial institutions. As of September 30, 2018, we had outstanding notes receivable of $176,764 with BASK (Formerly Coastal Compassion Inc.), and a note and a receivable in the amount of $1,761,675 with WGP (exclusive of provision for doubtful accounts of $977,770). See Note 4 for a discussion of our provision for doubtful accounts for amounts owed from WGP.

For the year ended September 30, 2017, all of the Company’s revenue was earned from one customer, 4900 Jackson, LLC.

Financial Instruments and Fair Value of Financial Instruments

We adopted ASC Topic 820, Fair Value Measurements and Disclosures, for assets and liabilities measured at fair value on a recurring basis. ASC Topic 820 establishes a common definition for fair value to be applied to existing US GAAP that requires the use of fair value measurements that establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC Topic 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. We had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. We had no financial assets or liabilities carried and measured on a recurring basis during the reporting periods. The carrying value of short-term financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and short-term borrowings approximate fair value due to the relatively short period to maturity for these instruments. The long-term borrowings approximate fair value since the related rates of interest approximates current market rates.

Derivative Liabilities

We evaluate stock options, stock warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under the relevant sections of ASC Topic 815-40, Derivative Instruments and Hedging: Contracts in Entity’s Own Equity. The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative instrument and is marked-to-market at each consolidated balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations as other income or other expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Financial instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815-40 are reclassified to a liability account at the fair value of the instrument on the reclassification date. We determined that none of our financial instruments meet the criteria for derivative accounting as of September 30, 2018 and 2017.

Long-Lived Assets

Our long-lived assets consisted of property, equipment and real estate and are reviewed for impairment in accordance with the guidance of ASC Topic 360, Property, Plant, and Equipment. We test for impairment losses on long-lived assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Impairment evaluations involve management's estimates on asset useful lives and future cash flows. Actual useful lives and cash flows could be different from those estimated by management which could have a material effect on our reporting results and financial positions. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. For the year ended September 30, 2017, we recognized impairment losses of $639,497 on our long-lived assets. There were no such charges for the year ended September 30, 2018.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is provided using the straight-line method for financial reporting purposes at rates based on the estimated useful lives of the assets. Estimated useful lives range from three to seven years. Land is classified as held for sale when management has the ability and intent to sell, in accordance with ASC Topic 360-45.

Construction in progress (CIP)

CIP consists of initial costs associated with construction of manufacturing facilities, including material, equipment and interest expenses. When CIP is finished the assets will be transferred to facilities assets. No provision for depreciation is made on CIP until such time that the relevant assets are available and ready to use.

Capitalized Interest

The Company capitalizes interest to construction in progress made in connection with facility construction that are not subject to current depreciation. Interest is capitalized only for the period that activities are in progress to bring the projects to their intended use. Capitalized interest was $129,528 and $28,697 for the years ended September 30, 2018, and 2017, respectively.

Equity Instruments Issued to Non-Employees for Acquiring Goods or Services

Issuances of our common stock or warrants for acquiring goods or services are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the fair value of the equity instruments issued to consultants or vendors is determined at the earlier of (i) the date at which a commitment for performance to earn the equity instruments is reached (a "performance commitment" which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (ii) the date at which performance is complete.

Although situations may arise in which counter performance may be required over a period of time, the equity award granted to the party performing the service is fully vested and non-forfeitable on the date of the agreement. As a result, in this situation in which vesting periods do not exist if the instruments is fully vested on the date of agreement, we determine such date to be the measurement date and will record the estimated fair market value of the instruments granted as a prepaid expense and amortize such amount to general and administrative expense in the accompanying consolidated statement of operations over the contract period. When it is appropriate for us to recognize the cost of a transaction during financial reporting periods prior to the measurement date, for purposes of recognition of costs during those periods, the equity instrument is measured at the then-current fair values at each of those interim financial reporting dates.

Non-Cash Equity Transactions

Shares of equity instruments issued for noncash consideration are recorded at the estimated fair market value of the consideration granted based on the estimated fair market value of the equity instrument, or at the estimated fair market value of the goods or services received, whichever is more readily determinable.

Stock-Based Compensation

We account for share-based awards to employees in accordance with ASC Topic 718, Stock Compensation. Under this guidance, stock compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the estimated service period (generally the vesting period) on the straight-line attribute method. Share-based awards to non-employees are accounted for in accordance with ASC Topic 505-50, Equity, wherein such awards are expensed over the period in which the related services are rendered.

Related Parties

A party is considered to be related to us if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with us. Related parties also include our principal owners, our management, members of the immediate families of our principal owners and our management and other parties with which we may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties, or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests, is also a related party.

Revenue Recognition

We recognize revenue when (i) persuasive evidence of an arrangement exists; (ii) the fee is fixed or determinable; (iii) performance of service has been delivered; and (iv) collection is reasonably assured.

Advertising Expense

Advertising, promotional and selling expenses consisted of sales and marketing expenses, and promotional activity expenses. Expenses are recognized when incurred.

General and Administrative Expense

General and administrative expenses consisted of professional service fees, rent and utility expenses, meals, travel and entertainment expenses, and other general and administrative overhead costs. Expenses are recognized when incurred.

Loss per Share

We compute net loss per share in accordance with the ASC Topic 260. The ASC specifies the computation, presentation and disclosure requirements for loss per share for entities with publicly held common stock.

Basic loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. Shares issuable upon the exercise of equity instruments such as warrants, options and conversion of convertible notes were not included in the loss per share calculations because the inclusion would have been anti-dilutive.

Recently Adopted Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Consolidated Financial Statements - Going Concern (Subtopic 205-40). The guidance requires management to evaluate whether there are conditions or events that raise substantial doubt about an entity's ability to continue as a going concern. If such conditions or events exist, disclosures are required that enable users of the consolidated financial statements to understand the nature of the conditions or events, management's evaluation of the circumstances and management's plans to mitigate the conditions or events that raise substantial doubt about the entity's ability to continue as a going concern. We adopted this standard effective on October 1, 2017; however, the adoption of this guidance did not impact our financial position, results of operations or cash flows. See Note 2 for a discussion regarding our ability to continue as a going concern.

Recently Issued Accounting Pronouncements

In January 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-01, LEASES (TOPIC 842): LAND EASEMENT PRACTICAL EXPEDIENT FOR TRANSITION TO TOPIC 842; On February 25, 2016, the FASB issued Accounting Standards Update No. 2016- 02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. The FASB has been assisting stakeholders with implementation questions and issues as organizations prepare to adopt Topic 842. In connection with the FASB’s transition support efforts, a number of stakeholders inquired about the application of the new lease requirements in Topic 842 to land easements. Land easements (also commonly referred to as rights of way) represent the right to use, access, or cross another entity’s land for a specified purpose The amendments in this Update affect the amendments in Update 2016-02, which are not yet effective but may be early adopted, and Example 10 of Subtopic 350- 30. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements in Update 2016-02. An entity that early adopted Topic 842 should apply the amendments in this Update upon issuance. The Company does not expect this amendment to have a material impact on its financial statements.

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The ASU was issued to address the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity. The ASU, among other things, eliminates the need to consider the effects of down round features when analyzing convertible debt, warrants and other financing instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. The amendments are effective for fiscal years beginning after December 15, 2018, and should be applied retrospectively. Early adoption is permitted, including adoption in an interim period. The Company plans to early adopt the ASU, and is currently evaluating implementation date and the impact of this amendment on its financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to a change to the terms or conditions of a share-based payment award. The ASU provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC 718. The amendments are effective for fiscal years beginning after December 15, 2017, and should be applied prospectively to an award modified on or after the adoption date. Early adoption is permitted, including adoption in an interim period. The Company does not expect this amendment to have a material impact on its financial statements.

In February 2017, the FASB issued ASU No. 2017-05, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets, to clarify the scope of Subtopic 610-20, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets, and to add guidance for partial sales of nonfinancial assets. Subtopic 610-20, which was issued in May 2014 as a part of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. The amendments are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, which is the same time as the amendments in ASU No. 2014-09, and early adoption is permitted. The Company is currently evaluating the impact of this amendment on its financial statements.

In January 2017, the FASB issued ASU No. 2017-03, Accounting Changes and Error Corrections (Topic 250). The ASU adds SEC disclosure requirements for both the quantitative and qualitative impacts that certain recently issued accounting standards will have on the financial statements of a registrant when such standards are adopted in a future period. Specially, these disclosure requirements apply to the adoption of ASU No. 2014- 09, Revenue from Contracts with Customers (Topic 606); ASU No. 2016-02, Leases (Topic 842); and ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The Company does not believe that the adoption of ASU No. 2014-09 will have a material impact on its revenue recognition as it pertains to current revenue streams.

Between May 2014 and December 2016, the FASB issued several ASU’s on Revenue from Contracts with Customers (Topic 606). These updates will supersede nearly all existing revenue recognition guidance under current U.S. generally accepted accounting principles (GAAP). The core principle is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. A five-step process has been defined to achieve this core principle, and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standards are effective for annual periods beginning after December 15, 2017, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standards in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting the standards recognized at the date of adoption (which includes additional footnote disclosures). The Company is currently evaluating the impact of its pending adoption of these standards on its financial statements and expects to adopt the modified retrospective approach. However, the adoption of these new standards will not have a material impact on its revenue recognition as it pertains to current revenue streams.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), to provide guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flows. The amendments should be applied using a retrospective transition method, and are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. This year represents the first period in which the Company has maintained restricted cash balances, and the Company has elected to early adopt this amendment as of October 1, 2017. As this amendment affects presentation and disclosures only, the adoption had no impact on the Company’s financial position or results of operations.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 will require lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under ASU 2016-02, a lessee will be required to recognize assets and liabilities for leases with terms of more than 12 months. Lessor accounting remains substantially similar to current GAAP. In addition, disclosures of leasing activities are to be expanded to include qualitative along with specific quantitative information. ASU 2016-02 will be effective in fiscal years beginning after December 15, 2018 (with early adoption permitted). ASU 2016-02 mandates a modified retrospective transition method. The Company is currently evaluating the potential impact of adopting this guidance on our consolidated financial statements.

NOTE 2.	GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of $13,109,541 and $8,676,825 at September 30, 2018 and 2017, respectively, and had a net loss of $4,432,716 for the year ended September 30, 2018. Further, the amount due from WGP of $1,761,675 (before an allowance of $977,770) may not be collectible. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. While the Company is attempting to increase operations and generate additional revenues, the Company's cash position may not be significant enough to support the Company's daily operations. Management intends to raise additional funds through the sale of its securities. On January 18, 2018, the arbitration panel awarded the Company $1,045,000 plus interest at the rate of 18% per year from April 18, 2015 to March 18, 2018 for $550,000. In addition to the principal and interest awarded of $1,595,000, the Company was also awarded its attorneys’ fees and arbitration fees. The Company has not collected on the award as of the filing date of this report.

Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate additional revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company's ability to further implement its business plan and generate additional revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3.	CASH AND CASH EQUIVALENTS – RESTRICTED CASH

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that total to the same amounts in the consolidated statements of cash flows:

	September 30, 2018	September 30, 2017

Cash and cash equivalents	$198,144	$1,627
Restricted cash	3,818,805	-
Total cash, cash equivalents, and restricted cash shown in the cash flow statement	$4,016,949	$1,627

Amounts included in restricted cash represent those required to be set aside by a contractual agreement with a lender for the payment of specific construction related expenditures as part of the Company’s property development in Massachusetts. See Note 6.

NOTE 4.	NOTES AND OTHER RECEIVABLES

Notes and Other Receivables consisted of the following:

	September 30, 2018	September 30, 2017

Notes and other receivables from WGP, a licensed medical marijuana cultivator; $673,294 note secured by real and personal property of the borrower, interest rate of 18.0%; accrued consulting and legal fees of $206,675, construction advances of $332,357 and accrued interest of $549,349. Net of reserves of $977,770 and $469,699. All amounts are due and payable immediately.	783,905	780,315

Related party note receivable from BASK, a non-profit corporation, financing of up to $2.5 million through April 2021, interest rate of 18.0%; monthly principal and interest payments commencing the sixth month after BASK begins to generate sales; construction and working capital advances of $129,635, and accrued interest of $47,129; unsecured.	176,764	125,327
	$960,669	$905,642

The notes and other receivables from WGP are classified as long term due to ongoing disputes between the Company and WGP.

We filed a Demand for Arbitration against WGP on April 7, 2017. On January 18, 2018, the arbitration panel awarded the Company $1,045,000 plus interest at the rate of 18% per year from April 18, 2015 to March 18, 2018 for $550,000. In addition to the principal and interest awarded of $1,595,000, the Company was also awarded its attorneys’ fees and arbitration fees. The Company has not collected on the award as of the filing date of this report

NOTE 5.	LAND HELD FOR SALE

On July 31, 2014, the Company purchased a five-acre parcel of land located at 4200 Monaco Street, Denver, Colorado for $2,250,000. The property was zoned for cannabis cultivation and processing by the City and County of Denver. On October 5, 2017, the Company entered into a purchase and sale agreement to sell the parcel of land for $1,760,000 to an unrelated third party. An impairment loss was recognized for the year ended September 30, 2017 to adjust the carrying value to $1,611,312, net of estimated selling costs. The property was reported in the Company’s consolidated balance sheet at September 30, 2017 as Land Held for Sale of $1,611,312.

The land sale was completed on December 4, 2017 and a loss of $2,861 was recognized during the year ended September 30, 2018 based on the difference between the net proceeds and the carrying amount of the land at the date of sale. The proceeds were used to repay a $990,000 loan and interest of $17,088 secured by the property and $601,363 was used to partially repay an $800,000 loan that was secured by a second lien on the property.

NOTE 6.	NOTES PAYABLE

Unrelated

The Company maintained a loan secured by a first lien on the five-acre parcel of land in Denver. During the year ended September 30, 2018, the land was sold and the related loan balance of $990,000 was repaid. See Note 5.

On August 25, 2017, we entered into a Promissory Note with an unrelated party that provides financing of up to $150,000, of which the Company borrowed $9,677 and $80,000 during the years ended September 30, 2018 and 2017, respectively. The note bore interest at 12% per year and was due on May 31, 2018. A total payment of $89,677 was made during the year ended September 30, 2018. As of September 30, 2018, the Company had a balance borrowed of $0 and accrued interest on the load payable was $0. Interest expense was $3,142 and $1,255 for the years ended September 30, 2018 and 2017, respectively.

Convertible loans

On October 5, 2017, the Company borrowed $128,000 from an unrelated party. The loan bore interest at a rate of 12% per year and was due and payable on October 5, 2018. At any time on or before April 5, 2018 the Company could prepay the loan by paying the Lender the outstanding loan principal and accrued interest plus premiums ranging from 15% to 35%. The Company incurred debt issuance costs of $3,000 which was reflected as a debt discount. As the loan was fully repaid on April 5, 2018, no beneficial conversion feature has been recognized at September 30, 2018. Amortization expense related to the debt discount was $3,000 and $0 for the years ended September 30, 2018 and 2017, respectively.

On November 13, 2017, the Company borrowed $68,000 from an unrelated party. The loan bore interest at a rate of 12% per year and is due on November 13, 2018. At any time on or before May 13, 2018 the Company could prepay the loan by paying the Lender the outstanding loan principal and accrued interest plus premiums ranging from 15% to 35%. The Company incurred debt issuance costs of $3,000 which was reflected as a debt discount. As the loan was fully repaid on May 11, 2018, no beneficial conversion feature has been recognized at September 30, 2018. Amortization expense related to the debt discount was $3,000 and $0 for the years ended September 30, 2018 and 2017 respectively.

Construction loan

On October 30, 2017 the Company borrowed $800,000 from three unrelated parties (the “Lenders”). The primary use of the loans proceeds were to prepare the Company’s Massachusetts Medical Cannabis Center (the “MCC”) for the first phase of development, which will include a pad-ready site for Building 3 and the improvements to the entrance and roadways for the entire project. The remaining loan proceeds were used to pay lease payments, thru Nov 17, 2017, to Medical Massachusetts Properties, LLC, owner of the land on which the MCC will be built, and for working capital.

The loan bore interest at 8% per year and was due and payable on April 30, 2018. At the option of the Lenders, upon the sale of the Denver property or the Company’s notice to prepay the note, all or any portion of the outstanding loan balance was convertible into shares of the Company’s common stock. The number of shares of the Company’s common stock which would be issued upon any conversion will be determined by dividing the amount to be converted by $1.50.

As further consideration for the loan, the Company issued warrants to the Lenders which allow the Lenders to purchase up to 660,000 shares of the Company’s common stock. The warrants are exercisable at a price of $1.50 per share any time on or before October 30, 2022. The Company allocated the proceeds between the note and the warrants based on their relative fair values. The relative fair value of the 660,000 warrants was $442,388 which was recognized as additional paid in capital and a corresponding debt discount. After such allocation, the effective conversion price on the issuance date was less than the fair value of the stock into which the note is convertible, giving rise to a beneficial conversion feature of $357,612 which is recognized as additional paid in capital and a corresponding debt discount.

As described in Note 5, on December 4, 2017, the Company sold its property in Denver, Colorado and used $601,363 of the sale proceeds to partially repay this loan. In May 2018 the remaining principal balance of approximately $199,000, plus accrued interest of approximately $13,508, was converted into 141,672 shares of the Company’s common stock. The remaining debt discount is being recognized on a straight-line basis over the life of the note. Amortization expense related to the debt discounts were $800,000 and $0 for the years ended September 30, 2018 and 2017, respectively.

December 2017 Convertible Note Offering

On December 29, 2017 the Company sold convertible notes in the principal amount of $800,000 to a group of accredited investors. The notes bear interest at 8% per year, are unsecured, and are due and payable on December 31, 2018. At the option of the note holders, the notes may be converted at any time into shares of the Company's common stock at an initial conversion price of $1.50 per share.

The note holders also received warrants which entitle the note holders to purchase up to 533,333 shares of the Company's common stock. The warrants are exercisable at a price of $1.50 per share and expire on October 17, 2022.

GVC Capital LLC acted as the placement agent for the offering and received a cash commission of $64,000, plus warrants to purchase 106,667 shares of the Company's common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 29, 2022.

The Company allocated the proceeds between the note and the warrants based on their relative fair values. The relative fair value of the 640,000 warrants was $607,024 which was recognized as additional paid in capital and a corresponding debt discount. After such allocation, the effective conversion price on the issuance date was less than the fair value of the stock into which the note is convertible, giving rise to a beneficial conversion feature of $128,976 which is recognized as additional paid in capital and a corresponding debt discount.

The $64,000 paid to the placement agent, was allocated on a pro-rata basis to the warrants and the debt, which was recorded as an offset to additional paid in capital and an increase in debt discount of $48,562 and $15,438, respectively.

During May 2018, a loan principal of $575,000 was converted into 383,333 shares of common stock. In addition, interest payable in the amount of $15,233 was converted into 10,155 shares.

All debt discounts are being recognized on a straight-line basis over the terms of the notes. Amortization expense related to the debt discounts were $699,689 and $0 for the years ended September 30, 2018 and 2017, respectively.

February 2018 Convertible Note Offerings

On February 12, 2018 the Company sold convertible notes in the principal amount of $810,000 to a group of accredited investors. The notes bear interest at 8% per year, are unsecured, and are due and payable on December 31, 2018. At the option of the note holders, the notes may be converted at any time into shares of the Company's common stock at an initial conversion price of $1.50 per share.

The note holders also received warrants which entitle the note holders to purchase up to 540,000 shares of the Company's common stock. The warrants are exercisable at a price of $1.50 per share and expire on October 17, 2022.

The Company allocated the proceeds between the note and the warrants based on their relative fair values. The relative fair value of the 540,000 warrants was $523,013 which was recognized as additional paid in capital and a corresponding debt discount. After such allocation, the effective conversion price on the issuance date was less than the fair value of the stock into which the note is convertible, giving rise to a beneficial conversion feature of $286,987 which is recognized as additional paid in capital and a corresponding debt discount.

During July 2018, a loan principal of $375,000 was converted into 250,000 shares of common stock. In addition, interest payable in the amount of $14,704 was converted into 9,802 shares.

All debt discounts are being recognized on a straight-line basis over the terms of the notes. Amortization expense related to the debt discounts were $722,999 and $0 for the years ended September 30, 2018 and 2017, respectively.

Related Party

On February 1, 2016, we entered into an agreement with an unrelated party which provided us with borrowing capacity of $200,000. On May 1, 2016, the agreement was amended to increase the borrowing capacity to $1,000,000. On July 14, 2016, Strategic Capital Partners (“SCP”) assumed the $521,297 loan borrowed against this credit line, increasing the total balance owed to SCP to $2,431,646. SCP is controlled by Benjamin J. Barton, one of our officers and directors and a principal shareholder. The amounts borrowed from SCP were used to fund our operations.

On July 14, 2016, we entered into a debt modification agreement whereby a portion of the debt was converted into common stock and the remaining debt was renegotiated into two promissory notes.

Of the amounts owed to SCP, $500,000 was converted into 400,000 shares of our common stock ($1.25 conversion rate).

The remaining $1,756,646 owed to SCP was divided into two promissory notes.

The first note, in the principal amount of $1,000,000, bears interest at 9.5% per year and matures on December 31, 2019. Interest is payable quarterly. The note can be converted at any time, at the option of the lender, into shares of our common stock, initially at a conversion price of $1.25 per share. The conversion price will be proportionately adjusted in the event of any stock split or capital reorganization. The note is not secured.

If the average closing price of our common stock is at least $2.50 for twenty consecutive trading days, and the average trading volume of our common stock during the twenty trading days is at least 100,000 shares, we may, within 10 days of the end of such twenty-day period, notify SCP that its right to convert the note into shares of our common stock will end 45 days after the date of the notice to SCP.

The second note, in the principal amount of $756,646, bears interest at 8% per year and matures on December 31, 2019. Interest is payable quarterly. The note is not convertible into shares of our common stock but is secured by a first lien on all amounts due to us by WGP. Any amounts received from WGP will be applied to the principal amount of the note. Otherwise, all unpaid principal and interest will be due on December 31, 2019.

Accrued interest on these notes payable was $12,742 and $84,998 at September 30, 2018 and 2017, respectively.

In connection with the debt modification agreement, we issued SCP warrants to purchase 800,000 shares of our common stock, exercisable at a price of $1.50 per share, and warrants to purchase an additional 800,000 shares of common stock, exercisable at a price of $3.00 per share. Both sets of warrants expire on June 30, 2020. We allocated the relative fair values to the warrants, stock options, and convertible debt, as determined by the Black Scholes option pricing model. Based on the Black Scholes option pricing model, a net debt premium of $72,651 was allocated to the warrants which are reflected in additional paid-in-capital. The debt premium is being amortized on a straight-line basis over the term of the notes. At September 30, 2018, the outstanding principal on these notes was $1,756,646, and the unamortized debt premium was $25,673. Amortization of debt premium was $21,364 and $25,614 for the years ended September 30, 2018 and 2017, respectively.

NOTE 7.	RELATED PARTY TRANSACTIONS

Strategic Capital Partners. At September 30, 2018 and 2017, we had outstanding notes payable to SCP, of $1,782,319 and $1,978,683, respectively. On July 14, 2016, $500,000 of the amount owed to SCP was converted into 400,000 shares of our common stock, and the remaining $1,931,646 owed to SCP was divided into two promissory notes. See Notes 6 and 10.

Interest expense was $166,424 and $143,917 for the years ended September 30, 2018 and 2017, respectively. Interest payable – related party of $12,742 and $84,998 was included in the accompanying consolidated balance sheets at September 30, 2018 and September 30, 2017, respectively. During 2018, the Company made interest payments of $238,680, principal payments of $175,000, and received no advances. During 2017, the Company made interest payments of $194,358, principal payments of $20,000, and received no advances.

As of September 30, 2018, the Company owed SCP $30,000 which is reported under accounts payable in the consolidated balance sheet. The Company agreed to reimburse travel expenses incurred in which the Company primarily benefited.

Coastal Compassion. On April 7, 2016, we signed agreements with Bask Inc. (formerly Coastal Compassion Inc) (“BASK”). BASK is one of a limited number of non-profit organizations that has received a provisional or final registration to cultivate, process and sell medical cannabis by the Massachusetts Department of Public Health. Bask has agreed to become the initial tenant in our planned MCC. Tim Keogh, our Chief Executive Officer, is a Board Member of Bask.

Pursuant to the agreements, we agreed to provide BASK with financing of up to $2.5 million for a five-year term at 18% interest per year for construction and working capital required for BASK’s approved dispensary and cultivation center in Fairhaven, MA. For a three- year period beginning April 1, 2016, we agreed to consult with BASK in the design, construction and operation of the Fairhaven facility. BASK will owe us $10,000 each month for these consulting services, but is not required to pay until six months after generating certain revenues. Although the DPH has approved our agreement with BASK relating to the development and lease terms of the MCC, the actual lease agreement with BASK has not been finalized or approved by the DPH. We will need to secure significant capital to provide the financing to BASK.

On August 15, 2018, which was 6-months after the first sales, the Company combined the construction and working capital advances of $129,634 and accrued interest of $44,517 with a payment schedule created for the 5 years with 18% interest as stipulated in the original agreement. As of September 30, 2018, there is additional accrued interest of $2,612.

As of September 30, 2017, we have provided financing to BASK of $125,327, which includes construction and working capital advances of $119,635, and accrued interest of $5,692.

NOTE 8.	EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

	Years Ended
	September 30,
	2018	2017

Net loss attributable to common stockholders	$(4,432,716)	$(2,771,894)

Basic weighted average outstanding shares of common stock	20,066,824	19,007,371
Dilutive effects of common share equivalents	-	-
Dilutive weighted average outstanding shares of common stock	20,066,824	19,007,371

Basic and diluted net loss per share of common stock	$(0.22)	$(0.15)

As of September 30, 2018, we have excluded 150,000 of stock options, 9,478,650 of warrants and 440,000 of convertible notes outstanding from the computation of diluted net loss per share since the effects are anti-dilutive. As of September 30, 2017, we have excluded 1,305,000 of stock options and 10,166,000 of warrants from the computation of diluted net loss per share since the effects are anti-dilutive.

NOTE 9.	INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses and other items. As of September 30, 2018, the Company has adjusted the deferred tax benefit as the federal tax rates will decrease from 34% to 21%. Loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.  The Company accounts for income taxes pursuant to ASC Topic 740.

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses and other items. Loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

The components of the deferred income tax assets and liabilities arising under ASC Topic 740 were as follows:

	September 30,
	2018	2017

Deferred tax assets	$1,662,857	$1,619,672
Deferred tax liabilities	-	-
Valuation allowance	(1,662,857)	(1,619,672)

Net deferred tax assets/(liabilities)	$-	$-

The types of temporary differences between the tax basis of assets and their financial reporting amounts that give rise to a significant portion of the deferred assets and liabilities are as follows:

	September 30,
	2018		2017
	Temporary Difference	Tax Effect	Temporary Difference	Tax Effect

Deferred tax assets
Net operating loss	$2,401,429	$592,192	$1,789,958	$663,358
Other temporary differences	(632,287)	(155,922)	716,750	265,628
Net deferred tax assets	1,769,142	436,270	2,506,708	1,619,672
Valuation allowance	(1,769,142)	(436,270)	(2,506,708)	(1,619,672)
Total deferred tax asset	-	-	-	-

Deferred tax liabilities
Total deferred liability	-	-	-	-
Total net deferred tax asset	$-	$-	$-	$-

At September 30, 2018 and September 30, 2017, the Company had approximately and $6,743,134 and $4,370,404 respectively, in unused federal net operating loss carryforwards, which begin to expire principally in the year 2034. A deferred tax asset for the years ended September 30, 2018 and 2017, respectively, of approximately $436,270 and $1,619,672 resulting from the loss carryforwards and other temporary differences and has been offset by a 100% valuation allowance. The change in the valuation allowance for the period ended September 30, 2018 and September 30, 2017 was approximately $(492,716) and $497,018.

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:

	September 30,
	2018	2017

U.S. Federal statutory graduated rate	24.25%	34.00%
State income tax rate, net of federal benefit	3.51%	3.06%
Total rate	27.76%	37.06%

Less: Net operating loss for which no benefit is currently available	(27.76)%	(37.06)%
Net effective rate	0.00%	0.00%

The Company’s income tax filings are subject to audit by various taxing authorities. The Company’s open audit periods are September 30, 2016, 2017, and 2018. In evaluating the Company’s provisions and accruals, future taxable income, and reversal of temporary differences, interpretations and tax planning strategies are considered. The Company believes its estimates are appropriate based on current facts and circumstances.

NOTE 10.	EQUITY

Preferred Stock

The Company has authorized 20,000,000 shares of $.0001 par value preferred stock. No preferred shares were outstanding at September 30, 2018 and 2017.

Common Stock

On November 7, 2016, we sold 2,000,000 Units at a price of $1.00 per Unit. The Units were sold in a private offering to a group of accredited investors. Each Unit consisted of one share of our common stock and one Series I Warrant. Each Series I Warrant allows the Holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before November 4, 2020. The relative fair value of the warrants issued was approximately 43% of the proceeds received. The offering provided us with $2,000,000 in gross proceeds and the potential for an additional $6,000,000 in proceeds with the exercise of the Series I Warrants. Stock issuance costs of $193,726 were netted against the proceeds from this placement. The proceeds from the placement will be utilized for the MCC development, to pursue new opportunities in California, Pennsylvania, Florida and other states, and general corporate purposes.

On March 21, 2017, we issued 50,000 shares of the Company’s common stock related to the exercise of 50,000 options and received cash proceeds of $37,500.

During the year ended September 30, 2017, we sold 185,000 Units at a price of $2.00 per Unit. The Units were sold in a private offering to a group of accredited investors. Each Unit consisted of one share of our common stock and one Series V Warrant. Each Series V Warrant allows the Holder to purchase one share of our common stock at a price of $5.00 per share at any time on or before May 18, 2021. The relative fair value of the warrants issued was approximately 48% of the proceeds received. The offering provided us with $370,000 in gross proceeds and the potential for an additional $925,000 in proceeds with the exercise of the Series V Warrants. As of December 31, 2018, no shares of common stock had been issued in exchange for the Series V Warrants.

On December 12, 2017, the Company entered into an amended and restated equity line agreement with Mountain States Capital, LLC (MSC). Under the equity line agreement, MSC agreed to provide the Company with up to $10,000,000 of funding through the purchase of shares of the Company's common stock.

During the term of the Agreement, the Company, at its sole discretion, may deliver a Put Notice to MSC, which will specify the dollar amount which the Company wants to draw down under the Equity Line. The amount the Company can draw down at any one time is the lesser of twice the average of the 10-day average daily trading volume (computed by multiplying the volume weighted average price for each day by the number of shares traded for that day), or $500,000.

A closing will occur on the date which is no earlier than five trading days following and no later than seven trading days following the applicable Put Notice. On each Closing Date, the Company will sell, and MSC will purchase, the shares of the Company's common stock specified in the Put Notice.

The amount to be paid by MSC on a particular Closing Date will be determined by dividing the dollar amount specified in the Put Notice by the Purchase Price. The Purchase Price is 90% of the lowest daily volume weighted average price of the Company's common stock during the Pricing Period. The Pricing Period, with respect to a particular Put Notice, is five consecutive trading days including, and immediately following, the delivery of a Put Notice. However, no Put Notice may be delivered on a day that is not a Trading Day.

The Company may specify a Minimum Price when submitting a Put Notice, provided however that the Minimum Price must be more than 75% of the Closing Price of the Company's Common Stock on the date immediately preceding the date of the delivery of the Put Notice. If the Purchase Price is less than the Minimum Price, the Company may, at its option, sell shares to MSC on the Closing Date using the Purchase Price. Notwithstanding the above, the Company will not sell any shares at a price below $1.00 per share.

The Company is under no obligation to submit any Put Notices.

The equity line agreement has a term of 18 months, which began on February 14, 2018.

During the year ended September 30, 2018, the Company submitted Put Notices for a total of 447,801 shares for $1,222,412 in cash.

During the year ended September 30, 2018, the Company converted debt and interest of $1,192,445 into 794,962 shares of common stock as described in Note 6.

During year ended September 30, 2018, the Company issued 25,000 shares of common stock and received $18,750 as a result of the exercise of stock options. These options were fully vested and expensed at the time of exercise.

During the year ended September 30, 2018 the Company issued 1,473,000 shares of common stock and received $4,044,000 less the commission of $229,140 as a result of the exercise of outstanding warrants.

Shares Issued to Officer

In connection with an employment agreement described in Note 11, SCP, the Company's largest shareholder, sold 1,200,000 shares of the Company's common stock to Mr. Keogh at a price of $0.001 per share. The estimated fair market value of the stock was $0.75 per share based the then current Private Placement Memorandum in place resulting in an aggregate stock based compensation of $898,800 for the difference between the estimated fair market value of $0.75 and the purchase price of $0.001 per share. As the Company expects the shares to be earned over the vesting period, the Company will amortize the entire amount to stock based compensation in the Company's consolidated statement of operations over the vesting period. Stock based compensation expense for these shares was $0 and $37,450 for the years ended September 30, 2018 and 2017, respectively. As of September 30, 2018, there was no unrecognized stock based compensation expense associated with this award. As of September 30, 2018, all shares have vested.

Shares Issued to Lessor

As described in Note 10, on October 17, 2016, we entered into a Share Purchase Agreement with MMP pursuant to which we issued to MMP 100,000 shares of our common stock at par value of $0.0001 ("Common Stock"), and a warrant to purchase up to 3,640,000 shares of Common Stock at an exercise price of $1.00 per share. The warrant can be exercised at any time on or after October 17, 2018 and on or before October 17, 2020. The warrant does not contain a cashless exercise provision.

Stock Options

Options Issuances in 2018

There were no stock options granted in 2018.

Options Issuances in 2017

On August 18, 2017, our board of directors adopted a stock incentive plan (“the plan”) that provides for the grant of Incentive Stock Options, Non-Qualified Stock Options or Stock Bonuses to persons who are employees of the Company, employees of subsidiaries of the Company, directors, officers, and consultants. Under the plan, the Company may grant up to 1,500,000 options, each to purchase one share of common stock, subject to an exercise price and vesting schedule to be established by the board of directors at the time of the grant. On August 18, 2017, the Company awarded a total of 150,000 options to four consultants at an exercise price of $2.50 per share under the plan. The options vested immediately and can be exercised at any time on or before August 21, 2021. The fair value of the options was established using the Black Scholes option pricing model using the following assumptions:

●	Risk-free interest rate – 1.62 percent
●	Expected term – 4.0 years
●	Volatility – 179 percent

As these options were fully vested at grant date, the full value of $222,988 was recognized immediately as stock based compensation expense and no further expense will be recognized associated with these awards. As of December 31, 2018, 25,000 shares have been exercised.

The following table shows the stock option activity for the years ended September 30, 2018 and 2017:

			Weighted
		Weighted	Average
		Average	Contractual	Aggregate
	Number of	Exercise	Term	Intrinsic
	Shares	Price	(Years)	Value

Outstanding at September 30, 2016	1,205,000	$8.70	1.5	$-
Granted	150,000	$2.50	4.0	-
Forfeited, expired or cancelled	-	-	-	-
Exercised	(50,000)	$0.75	2.0	-
Outstanding and exercisable at September 30, 2017	1,305,000	$8.29	0.6	$-
Granted	-	$-	-	-
Forfeited, expired or cancelled	(1,130,000)	9.22	-	-
Exercised	(25,000)	0.75	-	-
Outstanding as of September 30, 2018	150,000	$2.21	2.9	$-
Vested and expected to vest at September 30, 2018	150,000	$2.50	2.9	$-
Exercisable at September 30, 2018	150,000	$2.50	2.9	$81,000

Stock based compensation expense related to the options was $0 and $222,988 for the years ended September 30, 2018 and 2017, respectively. At September 30, 2018, there is no remaining unrecognized stock-based compensation associated with stock options. During the years ended September 30, 2018 and 2017, we received proceeds of $18,750 and $37,500, respectively, from stock option exercises.

Warrants

Warrant Issuances in 2017

During the year ended September 30, 2017, we sold 185,000 Units at a price of $2.00 per Unit. The Units were sold in a private offering to a group of accredited investors. Each Unit consisted of one share of our common stock and one Series V Warrant. Each Series V Warrant allows the Holder to purchase one share of our common stock at a price of $5.00 per share at any time on or before May 18, 2021. The relative fair value of the warrants issued was approximately 48% of the proceeds received. The offering provided us with $370,000 in gross proceeds and the potential for an additional $925,000 in proceeds with the exercise of the Series V Warrants.

On November 7, 2016, we sold 2,000,000 Units at a price of $1.00 per Unit. The Units were sold in a private offering to a group of accredited investors. Each Unit consisted of one share of our common stock and one Series I Warrant. Each Series I Warrant allows the Holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before November 4, 2020. The relative fair value of the warrants issued was approximately 43% of the proceeds received. The offering provided us with $2,000,000 in gross proceeds and the potential for an additional $6,000,000 in proceeds with the exercise of the Series I Warrants. The proceeds from the placement will be utilized for the MCC development, to pursue new opportunities in California, Pennsylvania, Florida and other states, and general corporate purposes.

As described in Note 11, on October 17, 2016, we entered into a Share Purchase Agreement with MMP pursuant to which we issued to MMP 100,000 shares of our common stock at par value of $0.0001 (“Common Stock”), and a warrant to purchase up to 3,640,000 shares of Common Stock at an exercise price of $1.00 per share. The warrant can be exercised at any time on or after October 17, 2018 and on or before October 17, 2020. The warrant does not contain a cashless exercise provision.

Warrant Issuances in 2018

As disclosed in Notes 6 and 11, the Company issued warrants to purchase up to 2,040,000 shares of Common Stock at an exercise price of $1.50 per share. The fair value of the warrants was determined using the Black-Scholes option pricing model using the following assumptions:

●	Expected term – 3 to 5 years

●	Volatility – 157% to 176%

●	Risk-free rate – 1.73% to 2.68%

●	Stock price - $1.74 to $4.09

●	Expected dividends – $0

For those warrants that were issued with debt, the proceeds were allocated to the respective instruments on a pro rata basis based on the fair value of each instrument. See Note 6.

During the year ended September 30, 2018, the Company issued 200,000 shares from the exercise of warrants for a value of $225,000.

On November 7, 2016 the Company sold 2,000,000 units to a group of investors in a private offering. Each unit consisted of one share of the Company’s common stock and one Series I Warrant. Each Series I Warrant entitles the holder to purchase one share of the Company’s common stock at a price of $3.00 per share at any time on or before November 4, 2020. To encourage holders to exercise their Series I Warrants, the Company agreed to issue one Series IX Warrant to each person that exercised a Series I warrant on or before July 10, 2018. Each Series IX Warrant is exercisable at a price of $1.00 per share at any time on or before July 10, 2021.

As of July 10, 2018, a total of 1,273,000 Series I Warrants were exercised and the Company issued 1,273,000 shares of its common stock (as a result of the exercise of the Series I Warrants) and 1,273,000 Series IX Warrants to the persons that exercised the Series I Warrants. The Company raised $3,819,000 in equity through the exercise of 1,273,000 warrants at $3.00 per share. Stock issuance costs of $229,140 were netted against the proceeds from this placement.  The Company granted 63,650 warrants to GVC Capital LLC, the Solicitation Agent for the offering. The warrants issued to GVC are exercisable at a price of $1.00 per share at any time on or before July 10, 2023.

The following table shows the warrant activity for the years ended September 30, 2018 and 2017:

			Weighted
		Weighted	Average
		Average	Contractual	Aggregate
	Number of	Exercise	Term	Intrinsic
	Shares	Price	(Years)	Value

Outstanding at September 30, 2016	4,341,000	$6.19	2.1	$-
Granted	5,825,000	1.81	3.1	$-
Forfeited, expired or cancelled	-	-	-	-
Exercised	-	-	-	-
Outstanding and exercisable at September 30, 2017	10,166,000	$3.68	2.4	$-
Granted	3,376,650	$1.30	4.3
Forfeited, expired or cancelled	(2,591,000)	8.93
Exercised	(1,473,000)	2.75
Outstanding as of September 30, 2018	9,478,650	$1.55	2.6	$14,510,046
Vested and expected to vest at September 30, 2018	9,478,650	$1.55	2.6	$14,510,046
Exercisable at September 30, 2018	5,738,650	$1.90	2.8	$6,930,446

NOTE 11.	COMMITMENTS AND CONTINGENCIES

Officer Employment Agreement. On March 25, 2014, the Company entered into an employment agreement with Mr. Keogh. The agreement: (i) has an initial term of three years; (ii) requires that Mr. Keogh devote at least 50% of his time to the Company and; (iii) provides that the Company will pay Mr. Keogh $12,000 per month during the term of the agreement. In connection with this employment agreement the Company granted Mr. Keogh shares of common stock and options.  See Note 10. This agreement has expired but the terms are continuing on a month to month basis.

MCC. On January 14, 2015, we entered into an agreement to purchase a 52.6 acre parcel of undeveloped land in Freetown, Massachusetts. The property is located approximately 47 miles southeast of Boston. We plan to develop the property as the MCC. Plans for the may include the construction of sustainable greenhouse cultivation and processing facilities that will be leased or sold to Registered Marijuana Dispensaries under the Massachusetts Medical Marijuana Program. We paid the seller $100,000 upon the signing of the agreement which amount will be applied toward the purchase price at the closing.

Between August 2015 and September 2016, there were several amendments to the Agreement to extend the closing date to October 14, 2016. As consideration for the extensions, the Company, at closing, agreed to increase the purchase price to $4,325,000 and paid the seller $725,000, which was be applied to the purchase price of the land if and when the Company closes on this transaction. As of September 30, 2016, the Company had paid $925,000 that was to be applied to the purchase price of the land at closing. On October 17, 2016, the Company closed on the land purchase via a sales-leaseback transaction. See ‘Operating Leases’ section below for additional information.

Operating Leases

Land

On October 17, 2016, the Company closed the acquisition of the 52.6-acre parcel of undeveloped land in Freetown, Massachusetts. The deposits of $925,000 previously paid by the Company to the seller, BBC, were credited against the total purchase price of $4,475,000. The remaining balance of $3,550,000 was paid to BBC by Massachusetts MMP. The property is located approximately 47 miles southeast of Boston. The Company plans to develop the property as the MCC. Plans for the MCC include the construction of sustainable greenhouse cultivation, processing, and infused product facilities that will be leased or sold to Registered Marijuana Dispensaries under the Massachusetts Medical Marijuana Program.

As part of a simultaneous transaction, the Company assigned the property rights to MMP for a nominal fee and entered a lease agreement pursuant to which MMP agreed to lease the property to the Company for an initial term of fifty (50) years. We have the option to extend the term of the lease for four (4) additional ten (10) year periods. The lease is a triple net lease, with the Company paying all real estate taxes, repairs, maintenance and insurance.

The lease payments will be the greater of (a) $30,000 per month; (b) $0.38 per square foot per month of any structure built on the property; or (c) 1.5% of all gross monthly sales of products sold by the Company, any assignee of the Company, or any subtenant of the Company. The lease payments will be adjusted up (but not down) every five (5) years by any increase in the Consumer Price Index.

Between October 17, 2016 and April 17, 2017, the monthly lease payments accrued, with all accrued lease payments paid to MMP on April 17, 2017. On April 17, 2017, the Company reimbursed MMP’s costs and expenses associated with the acquisition of the property, the lease, and the acquisition of the shares and the warrant from the Company (as further described below).

Under the terms of the lease, the Company had six (6) months to obtain $2.6 million in capital funding for the construction of the first phase building. In the event that the Company was unable to raise these funds within the six (6) month period, the Company had an additional six (6) month period to do so; provided, that the Company has paid accrued lease payments and closing costs. If the Company was then unable to raise these funds on or before twelve (12) months from October 17, 2016, the lease would terminate. On October 17, 2017, the lease agreement was amended to provide that the Company will have until 16 months from October 17, 2016 to raise $2.6 million in capital funding. In addition to extending the funding deadline, this amendment granted MMP warrants to purchase up to 100,000 shares of Common Stock at an exercise price of $1.50 per share. The warrant can be exercised at any time on or after October 17, 2017 and on or before October 17, 2022. In February and April, 2018, the lease agreement was amended to provide that the Company will have until 20 months from October 17, 2016 to raise $2.6 million in capital funding. In addition to extending the funding deadline, this amendment granted MMP a warrant to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $1.50 per share. The warrant can be exercised at any time on or before October 17, 2022. The Company recognized an expense of $432,787 during the year ended September 30, 2018, representing the entire grant date fair value of the warrants issued for the above amendments.

The Company received a credit for the $925,000 paid towards the purchase price of the land in the form of discounted lease payments. For the initial fifty (50) year term of the lease, the lease payments will be reduced by $1,542 each month.

In connection with the sale of the property to MMP and the lease, the Company and MMP entered into a Share Purchase Agreement pursuant to which the Company issued to MMP 100,000 shares of its common stock at par value of $0.0001 (“Common Stock”), and a warrant to purchase up to 3,640,000 shares of Common Stock at an exercise price of $1.00 per share. The warrant can be exercised at any time on or after October 17, 2018 and on or before October 17, 2020. The warrant does not contain a cashless exercise provision. The fair value of the warrant was established using the Black Scholes option pricing model using the following assumptions:

●	Risk-free interest rate – 1.12 percent
●	Expected term – 4.0 years
●	Volatility – 115 percent

The Company allocated $1,899,966 to the warrant which is reflected in additional paid-in-capital and was allocated to prepaid land lease. The fair value of the common stock on the date of the agreement was $73,000, which is also reflected in additional paid-in-capital and was allocated to prepaid land lease. The prepaid land lease is being amortized on a straight-line basis over the term of the lease. The lease expense, which includes the amortization related to the prepaid land lease, was $399,459 and $506,765 for the years ended September 30, 2018 and 2017, respectively.

Office space

In January 2018 the Company's offices moved to 1550 Wewatta St, Denver, CO 80202. The Company leases this new space on a month-to-month basis at a rate of $1,230 per month. The lease expense was $24,280 and $35,610 for the years ended September 30, 2018 and 2017, respectively.

Automobiles

The Company leases an automobile under an operating lease commencing October 4, 2014 for 39 months at $611 per month. The lease expense was $2,344 and $7,390 for the year ended September 30, 2018 and 2017, respectively.

At September 30, 2018, the future rental payments required under operating leases are as follows:

2019	341,496
2020	341,496
2021	341,496
2022	341,496
2023	341,496
Thereafter	14,684,528
Total	16,392,008

NOTE 12.	SUBSEQUENT EVENTS

Common Stock

As part of the existing agreement with MSC, on November 5, 2018 and December 11, 2018, the Company submitted Put Notices on the Equity Line for a combined total of 311,816 shares for $649,454 in cash.

Subsequent to year end, the Company issued 333,000 shares of common stock from the exercise of warrants for a value of $395,500.

In October 2018, the Company converted debt and interest of $46,992 into 31,328 shares of common stock. This debt was included in the outstanding debt disclosed in Note 6.

AMERICANN, INC.

FINANCIAL STATEMENTS

PERIOD ENDED JUNE 30, 2019

UNAUDITED

AMERICANN, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2019	September 30, 2018

Assets
Current Assets:
Cash and cash equivalents	$3,437	$198,144
Restricted cash	3,052	3,818,805
Current portion of prepaid land lease	57,959	57,959
Prepaid expenses and other current assets	2,500	7,470
Current portion of note receivable - related party	26,990	-
Total current assets	93,938	4,082,378

Construction in progress	6,387,566	1,681,382
Furniture and equipment (net of depreciation of $921 and $4,827)	1,842	5,794
Notes and other receivables (net of allowance of $977,770)	783,905	783,905
Note receivable - related party	127,789	176,764
Prepaid land lease and related deposits, net of current portion	2,680,618	2,724,088
Security deposit and other assets	3,110	3,110
Total assets	$10,078,768	$9,457,421

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$552,328	$268,065
Related party payables	26,783	-
Interest payable (including $25,993 and $12,742 to related parties)	55,500	46,605
Other payables	17,754	8,906
Notes payable (net of discount of $0 and $138,750)	615,490	521,250
Notes payable - related party (inclusive of premium of $9,650 and $0)	1,766,296	-
Total current liabilities	3,034,151	844,826

Notes payable - related party (inclusive of premium of $0 and $25,673)	-	1,782,319

Total liabilities	3,034,151	2,627,145

Commitments and contingencies - see Note 7

Stockholders' Equity:
Preferred stock, $0.0001 par value; 20,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 23,264,356 and 22,106,763 shares issued and outstanding as of June 30, 2019 and September 30, 2018, respectively	2,327	2,211
Additional paid in capital	21,803,504	19,937,606
Accumulated deficit	(14,761,214)	(13,109,541)
Total stockholders' equity	7,044,617	6,830,276

Total liabilities and stockholders' equity	$10,078,768	$9,457,421

See accompanying notes to unaudited consolidated financial statements.

AMERICANN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018

Revenues:
Consulting fees	$-	$-	$-	$-
Total revenues	-	-	-	-

Operating expenses:
Advertising and marketing	37,832	9,300	98,878	13,049
Professional fees	273,621	67,819	572,864	337,934
General and administrative expenses	199,058	357,224	716,261	1,149,678
Total operating expenses	510,511	434,343	1,388,003	1,500,661

Loss from operations	(510,511)	(434,343)	(1,388,003)	(1,500,661)

Other income (expense):
Interest income	7,150	15,453	22,239	40,839
Interest expense	(19,449)	(830,204)	(182,573)	(2,009,192)
Other income (expense)	-	-	(3,030)	(2,861)
Interest expense - related party	(33,435)	(36,926)	(100,306)	(110,777)
Total other income (expense)	(45,734)	(851,677)	(263,670)	(2,081,991)
Net loss	$(556,245)	$(1,286,020)	$(1,651,673)	$(3,582,652)

Basic and diluted loss per common share	$(0.02)	$(0.07)	$(0.07)	$(0.18)

Weighted average common shares outstanding	23,005,753	19,447,377	22,858,359	19,396,514

See accompanying notes to unaudited consolidated financial statements.

AMERICANN, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(unaudited)

					Additional
	Preferred Stock		Common Stock		Paid In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances, September 30, 2017	-	$-	19,366,000	$1,937	$10,959,188	$(8,676,825)	$2,284,300
Stock-based compensation	-		-	-	171,307	-	171,307
Beneficial conversion feature and warrants	-		-	-	1,487,438	-	1,487,438
Net loss	-		-	-	-	(1,374,364)	(1,374,364)
Balances, December 31, 2017	-	$-	19,366,000	$1,937	$12,617,933	$(10,051,189)	$2,568,681
Stock issued for options exercised	-	-	25,000	3	18,747	-	18,750
Stock-based compensation	-	-	-	-	135,354	-	135,354
Beneficial conversion feature and warrants	-	-	-	-	810,000	-	810,000
Net loss	-	-	-	-	-	(922,268)	(922,268)
Balances, March 31, 2018	-	$-	19,391,000	$1,940	$13,582,034	$(10,973,457)	$2,610,517
Stock-based compensation	-				126,126	-	126,126
Stock issued for cash			304,054	30	922,382		922,412
Conversion of debt			535,161	54	802,687		802,741
Stock issued for warrants exercised	-	-	200,000	20	224,980	-	225,000
Net loss	-	-	-	-	-	(1,286,020)	(1,286,020)
Balances, June 30, 2018	-	$-	20,430,215	$2,044	$15,658,209	$(12,259,477)	$3,400,776

Balances, September 30, 2018	-	$-	22,106,763	$2,211	$19,937,606	$(13,109,541)	$6,830,276
Stock issued for cash, net	-	-	311,816	31	649,969	-	650,000
Conversion of debt	-	-	31,328	3	46,989	-	46,992
Stock issued for warrants exercised, net	-	-	308,000	31	395,469	-	395,500
Stock issued for services	-	-	25,000	3	64,997	-	65,000
Net loss	-	-	-	-	-	(538,508)	(538,508)
Balances, December 31, 2018	-	$-	22,782,907	$2,279	$21,095,030	$(13,648,049)	$7,449,260
Stock issued for cash, net	-	-	176,609	17	303,984	-	304,001
Conversion of debt	-	-	20,000	2	29,998	-	30,000
Stock issued for warrants exercised, net	-	-	25,000	3	24,997	-	25,000
Net loss	-	-	-	-	-	(556,920)	(556,920)
Balances, March 31, 2019	-	$-	23,004,516	$2,301	$21,454,009	$(14,204,969)	$7,251,341
Stock issued for cash, net	-	-	81,826	8	109,992	-	110,000
Conversion of debt	-	-	123,014	12	184,509	-	184,521
Stock issued for warrants exercised, net	-	-	55,000	6	54,994	-	55,000
Net loss	-	-	-	-	-	(556,245)	(556,245)
Balances, June 30, 2019	-	$-	23,264,356	$2,327	$21,803,504	$(14,761,214)	$7,044,617

See accompanying notes to unaudited consolidated financial statements.

AMERICANN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(1,651,673)	$(3,582,652)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	922	11,218
Stock based compensation and option expense	65,000	432,787
Loss on disposal of land	-	2,861
Loss on disposal of fixed assets	3,030	-
Amortization of equity instruments issued to lessor	29,595	28,979
Amortization of debt discount/(premium)	123,217	1,840,745
Changes in operating assets and liabilities:
Interest receivable	-	(40,838)
Prepaid expenses	4,970	11,990
Accounts payable and accrued expenses	298,138	(536,217)
Related party payables	26,783	(10,000)
Interest payable	4,415	27,849
Interest payable - related party	25,993	(71,064)
Other payables	8,848	(8,997)
Net cash flows used in operations	(1,060,762)	(1,893,339)

Cash flows from investing activities:
Additions to construction in progress	(4,706,184)	(214,951)
Payments received on notes receivable	21,985	-
Net cash flows used in investing activities	(4,684,199)	(214,951)

Cash flows from financing activities:
Common stock issued for cash, net	1,064,001	922,412
Proceeds from note payable, net of financing costs	230,000	2,536,000
Proceeds from the exercise of warrants	475,500	225,000
Proceeds from the exercise of stock options	-	18,750
Principal payments on notes payable	(35,000)	(285,677)
Net cash flows provided by financing activities	1,734,501	3,416,485

Net increase (decrease) in cash, cash equivalents, and restricted cash	(4,010,460)	1,308,195

Cash, cash equivalents, and restricted cash at beginning of period	4,016,949	1,627

Cash, cash equivalents, and restricted cash at end of period	$6,489	$1,309,822

Supplementary Disclosure of Cash Flow Information:

Cash paid for interest	$129,254	$322,438
Cash paid for income taxes	$-	$-

Non-Cash Investing and Financing Activities:

Proceeds from sale of land used to satisfy debt obligations	-	1,608,451
Debt discount related to warrants issued with debt and Beneficial Conversion Feature	-	2,297,438
Notes payable and interest converted into shares of stock	261,513	802,741

See accompanying notes to unaudited consolidated financial statements.

AMERICANN, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

AmeriCann, Inc. ("the Company", “we”, “our” or "the Issuer") was organized under the laws of the State of Delaware on June 25, 2010.

On January 17, 2014, a privately held limited liability company acquired approximately 93% of the Company's outstanding shares of common stock from several of the Company's shareholders, which resulted in a change in control of the Company.

The Company's business plan is to design, develop, lease and operate state-of-the-art cultivation, processing and manufacturing facilities for licensed cannabis businesses throughout the United States.

The Company's activities are subject to significant risks and uncertainties, including failure to secure funding to properly expand its operations.

Basis of Presentation

The (a) consolidated balance sheet as of September 30, 2018, which has been derived from audited financial statements, and (b) the unaudited consolidated financial statements as of and for the nine months ended June 30, 2019 and 2018, have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company's Form 10-K filed with the SEC on January 15, 2019. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for future quarters or for the full year. Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for fiscal 2018 as reported in the Form 10-K have been omitted.

Certain prior period amounts have been reclassified to conform with current period presentation. These reclassifications have no impact on net loss.

Restricted Cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts in the consolidated statements of cash flows:

	June 30, 2019	September 30, 2018

Cash and cash equivalents	$3,437	$198,144
Restricted cash	3,052	3,818,805
Total cash, cash equivalents, and restricted cash shown in the cash flow statement	$6,489	$4,016,949

Amounts included in restricted cash represent amounts required to be set aside by a contractual agreement with a lender for the payment of specific construction related expenditures as part of the Company’s property development in Massachusetts.

Recent Accounting Pronouncements

In January 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-01, LEASES (TOPIC 842): LAND EASEMENT PRACTICAL EXPEDIENT FOR TRANSITION TO TOPIC 842; On February 25, 2016, the FASB issued Accounting Standards Update No. 2016- 02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. The FASB has been assisting stakeholders with implementation questions and issues as organizations prepare to adopt Topic 842. In connection with the FASB’s transition support efforts, a number of stakeholders inquired about the application of the new lease requirements in Topic 842 to land easements. Land easements (also commonly referred to as rights of way) represent the right to use, access, or cross another entity’s land for a specified purpose. The amendments in this Update affect the amendments in Update 2016-02, which are not yet effective but may be early adopted, and Example 10 of Subtopic 350- 30. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements in Update 2016-02. An entity that early adopted Topic 842 should apply the amendments in this Update upon issuance. The Company does not expect this amendment to have a material impact on its financial statements.

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The ASU was issued to address the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity. The ASU, among other things, eliminates the need to consider the effects of down round features when analyzing convertible debt, warrants and other financing instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. The amendments are effective for fiscal years beginning after December 15, 2018, and should be applied retrospectively. Early adoption is permitted, including adoption in an interim period. The Company adopted the changes effective October 1, 2018 and the changes did not have a material impact on its financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to a change to the terms or conditions of a share-based payment award. The ASU provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC 718. The amendments are effective for fiscal years beginning after December 15, 2017, and should be applied prospectively to an award modified on or after the adoption date. Early adoption is permitted, including adoption in an interim period. The Company adopted the changes effective October 1, 2018 and the changes did not have a material impact on its financial statements.

In February 2017, the FASB issued ASU No. 2017-05, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets, to clarify the scope of Subtopic 610-20, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets, and to add guidance for partial sales of nonfinancial assets. Subtopic 610-20, which was issued in May 2014 as a part of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. The amendments are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, which is the same time as the amendments in ASU No. 2014-09, and early adoption is permitted. The Company adopted the changes effective October 1, 2018 and the changes did not have a material impact on its financial statements.

In January 2017, the FASB issued ASU No. 2017-03, Accounting Changes and Error Corrections (Topic 250). The ASU adds SEC disclosure requirements for both the quantitative and qualitative impacts that certain recently issued accounting standards will have on the financial statements of a registrant when such standards are adopted in a future period. Specially, these disclosure requirements apply to the adoption of ASU No. 2014- 09, Revenue from Contracts with Customers (Topic 606); ASU No. 2016-02, Leases (Topic 842); and ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The Company adopted ASU No. 2014-09 effective October 1, 2018 and the adoption did not have a material impact on its revenue recognition as it pertains to current revenue streams.

Between May 2014 and December 2016, the FASB issued several ASU’s on Revenue from Contracts with Customers (Topic 606). These updates will supersede nearly all existing revenue recognition guidance under current U.S. generally accepted accounting principles (GAAP). The core principle is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. A five-step process has been defined to achieve this core principle, and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standards are effective for annual periods beginning after December 15, 2017, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standards in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting the standards recognized at the date of adoption (which includes additional footnote disclosures). The Company adopted Topic 606, effective October 1, 2018 and the adoption did not have a material impact on its revenue recognition as it pertains to current revenue streams.

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of $14,761,214 and $13,109,541 at June 30, 2019 and September 30, 2018, respectively, and had a net loss of $556,245 and $1,651,673, for the three and nine months ended June 30, 2019, respectively. Further, the amount due from Wellness Group Pharms (“WGP”) of $1,761,675 (before an allowance of $977,770) may not be collectible. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. While the Company is attempting to generate revenue, the Company's cash position may not be significant enough to support the Company's daily operations. Management intends to raise additional funds through the sale of its securities. On January 18, 2018, an arbitration panel awarded the Company $1,045,000 plus interest of $550,000 from WGP. In addition to the principal and interest awarded of $1,595,000, the Company was also awarded its attorneys’ fees and arbitration fees. Although there are no indicators to suggest that the amounts due from WGP will not be collectible, the Company has not collected on the award as of the filing date of this report.

Management believes that the actions presently being taken to further implement its business plan and generate revenue provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company's ability to further implement its business plan and generate revenue. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3. NOTES AND OTHER RECEIVABLES

Notes and other receivables as of June 30, 2019 and September 30, 2018, consisted of the following:

	June 30, 2019	September 30, 2018

Notes and other receivables from WGP, a licensed medical marijuana cultivator; $673,294 note secured by real and personal property of the borrower, interest rate of 18.0%; accrued consulting and legal fees of $206,675, construction advances of $332,357 and accrued interest of $549,349. Net of reserves of $977,770. All amounts are due and payable immediately.	783,905	783,905

Related party note receivable from BASK, a non-profit corporation, interest rate of 18.0%; monthly principal and interest payments of $4,422, maturing in 2023.	154,779	176,764

Less: Current portion	(26,990)	-

	$911,694	$960,669

The notes and other receivables from WGP are classified as long term due to ongoing disputes between the Company and WGP. The Company recently won an arbitration hearing against WGP, but will not reclassify the amounts from long-term until such time that actual payment is made or becomes known.

NOTE 4.  NOTES PAYABLE

On May 2, 2019, the Company borrowed $153,000 from an unrelated party. The loan bears interest at a rate of 12% and is due and payable on May 2, 2020. At any time on or before October 29, 2019 the Company may prepay the loan by paying the Lender the outstanding loan principal and accrued interest plus premiums ranging from 15% to 35%. After October 29, 2019, the Company may not repay the loan without the consent of the Lender. At any time after October 29, 2019, the full value of any unpaid principal is convertible into the Company’s common stock at a variable conversion price. The conversion price is equal to: (a) if the market price is greater than or equal to $1.50, the greater of (1) the variable conversion price (defined as market price multiplied by 65 percent) and (2) $1.00, and (b) if the market price is less than $1.50, the lesser of (1) the variable conversion price and (2) $1.00.

On May 21, 2019, the Company borrowed $83,000 from an unrelated party. The loan bears interest at a rate of 12% and is due and payable on May 21, 2020. Any amount not paid when due will bear interest at 22%. At any time after November 17, 2019, any unpaid principal is convertible into the Company’s common stock at a conversion price equal to: (a) if the market price is greater than or equal to $1.50, the greater of (1) the variable conversion price (defined as market price multiplied by 65 percent) and (2) $1.00, and (b) if the market price is less than $1.50, the lesser of (1) the variable conversion price and (2) $1.00.

The Company recorded debt discounts of $6,000 on the above notes of which $490 was amortized during the nine months ended June 30, 2019.

December 2017 Convertible Note Offering

On December 29, 2017 the Company sold convertible notes in the principal amount of $800,000 to a group of accredited investors. The notes bear interest at 8% per year, are unsecured, and were due and payable on December 31, 2018. On December 31, 2018, the notes were extended to mature on December 31, 2019. At the option of the note holders, the notes may be converted at any time into shares of the Company's common stock at an initial conversion price of $1.50 per share.

The note holders also received warrants which entitle the note holders to purchase up to 533,333 shares of the Company's common stock. The warrants are exercisable at a price of $1.50 per share and expire on October 17, 2022.

The placement agent for the offering received a cash commission of $64,000, plus warrants to purchase 106,667 shares of the Company's common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 29, 2022.

The Company allocated the proceeds between the note and the warrants based on their relative fair values. The relative fair value of the 640,000 warrants was $607,024 which was recognized as additional paid in capital and a corresponding debt discount. After such allocation, the effective conversion price on the issuance date was less than the fair value of the stock into which the note is convertible, giving rise to a beneficial conversion feature of $128,976 which is recognized as additional paid in capital and a corresponding debt discount.

The $64,000 paid to the placement agent was allocated on a pro-rata basis to the warrants and the debt which was recorded as an offset to additional paid in capital and an increase in debt discount of $48,562 and $15,438, respectively.

During February 2019, a loan in the principal amount of $30,000 was converted into 20,000 shares of common stock.

During May 2018, a loan in the principal amount of $575,000 was converted into 383,333 shares of common stock. In addition, interest payable in the amount of $15,233 was converted into 10,155 shares.

All debt discounts are being recognized on a straight-line basis over the terms of the notes. Amortization expense related to the debt discounts were $51,749 and $645,768 for the nine months ended June 30, 2019 and 2018, respectively.

February 2018 Convertible Note Offering

On February 12, 2018 the Company sold convertible notes in the principal amount of $810,000 to a group of accredited investors. The notes bear interest at 8% per year, are unsecured, and are due and payable on December 31, 2018. On December 31, 2018, the notes were extended to mature on December 31,2019. At the option of the note holders, the notes may be converted at any time into shares of the Company's common stock at an initial conversion price of $1.50 per share.

The note holders also received warrants which entitle the note holders to purchase up to 540,000 shares of the Company's common stock. The warrants are exercisable at a price of $1.50 per share and expire on October 17, 2022.

The Company allocated the proceeds between the note and the warrants based on their relative fair values. The relative fair value of the 540,000 warrants was $523,013 which was recognized as additional paid in capital and a corresponding debt discount. After such allocation, the effective conversion price on the issuance date was less than the fair value of the stock into which the note is convertible, giving rise to a beneficial conversion feature of $286,987 which is recognized as additional paid in capital and a corresponding debt discount.

During January 2019, a loan in the amount of $35,000 was repaid in cash.

In October 2018, a loan in the principal amount of $45,000 was converted into 30,000 shares of common stock. In addition, interest payable in the amount of $1,992 was converted into 1,328 shares.

During July 2018, loans in the principal amount of $375,000 were converted into 250,000 shares of common stock. In addition, interest payable in the amount of $14,704 was converted into 9,802 shares.

In May 2019, loans in the principal amount of $150,000 were converted into 100,000 shares of common stock. In addition, interest payable in the amount of $19,521 was converted into 13,014 shares.

In April 2019, loans in the amount of $15,000 were converted to 10,000 shares of common stock.

All debt discounts are being recognized on a straight-line basis over the terms of the notes. Amortization expense related to the debt discounts were $87,001 and $405,000 for the nine months ended June 30, 2019 and 2018, respectively.

Related Party

On February 1, 2016, we entered into an agreement with an unrelated party which provided us with borrowing capacity of $200,000. On May 1, 2016, the agreement was amended to increase the borrowing capacity to $1,000,000. On July 14, 2016, Strategic Capital Partners (“SCP”) assumed the $521,297 loan borrowed against this credit line, increasing the total balance owed to SCP to $2,431,646. SCP is controlled by Benjamin J. Barton, one of our officers and directors and a principal shareholder. The amounts borrowed from SCP were used to fund our operations.

On July 14, 2016, we entered into a debt modification agreement whereby a portion of the debt was converted into common stock and the remaining debt was renegotiated into two promissory notes.

Of the amounts owed to SCP, $500,000 was converted into 400,000 shares of our common stock ($1.25 conversion rate).

The remaining $1,756,646 owed to SCP was divided into two promissory notes.

The first note, in the principal amount of $1,000,000, bears interest at 9.5% per year and matures on December 31, 2019. Interest is payable quarterly. The note can be converted at any time, at the option of the lender, into shares of our common stock, initially at a conversion price of $1.25 per share. The conversion price will be proportionately adjusted in the event of any stock split or capital reorganization. The note is not secured.

If the average closing price of our common stock is at least $2.50 for twenty consecutive trading days, and the average daily volume of trades of our common stock during the twenty trading days is at least 100,000 shares, we may, within 10 days of the end of such twenty-day period, notify SCP that its right to convert the note into shares of our common stock will end 45 days after the date of the notice to SCP.

The second note, in the principal amount of $756,646, bears interest at 8% per year and matures on December 31, 2019. Interest is payable quarterly. The note is not convertible into shares of our common stock but is secured by a first lien on all amounts due to us by WGP. Any payments received from the sale, lease or commercialization of the property in Denver, and any amounts received from WGP, will be applied to the principal amount of the note. Otherwise, all unpaid principal and interest will be due on December 31, 2019.

Accrued interest on these notes payable was $0 and $12,742 at June 30, 2019 and September 30, 2018, respectively.

In connection with the debt modification agreement, we issued SCP warrants to purchase 800,000 shares of our common stock, exercisable at a price of $1.50 per share, and warrants to purchase an additional 800,000 shares of common stock, exercisable at a price of $3.00 per share. Both sets of warrants expire on June 30, 2020. We allocated the relative fair values to the warrants, stock options, and convertible debt, as determined by the Black Scholes option pricing model. Based on the Black Scholes option pricing model, a net debt premium of $72,651 was allocated to the warrants which are reflected in additional paid-in-capital. The debt premium is being amortized on a straight-line basis over the term of the notes. At June 30, 2019, the outstanding principal on these notes was $1,756,646, and the unamortized debt premium was $9,650. Amortization of debt premium was $16,023 for the nine months ended June 30, 2019 and 2018.

NOTE 5. RELATED PARTY TRANSACTIONS

Strategic Capital Partners. At June 30, 2019 and September 30, 2018, we had outstanding notes payable to SCP of $1,766,296 and $1,782,319, respectively.

Interest expense was $33,435 and $36,926 for the three months ended June 30, 2019 and 2018, respectively; and $100,306 and $110,777 for the nine months ended June 30, 2019 and 2018, respectively. Interest payable – related party of $25,993 and $12,742 was included in the accompanying consolidated balance sheets at June 30, 2019 and September 30, 2018, respectively. We made interest payments of $12,783 during the quarter ended June 30, 2019, and $103,078 during the nine months ended June 30, 2019.

During the nine months ended June 30, 2019, the Company incurred $90,000 of consulting expenses with SCP of which approximately $26,800 remains outstanding as of June 30, 2019.

In October 2018, the Company paid SCP $30,000 to reimburse SCP for travel expenses incurred on the Company’s behalf.

In October 2018, the Company issued 65,000 shares of stock in exchange for consulting services.

Bask, Inc. On April 7, 2016, we signed agreements with Bask Inc. (formerly Coastal Compassion Inc.) (“BASK”). BASK is one of a limited number of non-profit organizations that has received a Final Certificate of Registration to cultivate, process and sell medical cannabis by the Massachusetts Cannabis Control Commission (formerly Massachusetts Department of Public Health). BASK has agreed to become the initial tenant in our planned MMCC.

Tim Keogh, our Chief Executive Officer, has been a Board Member of BASK since August of 2013. On November 7, 2012, Massachusetts voters approved a measure to legalize medical marijuana. At that time, Massachusetts law required Registered Marijuana Dispensaries (RMDs) to form and operate as nonprofit corporations pursuant to Massachusetts General Law (M.G.L.) .c.180.

Pursuant to the agreements, we agreed to provide BASK with financing for construction and working capital required for BASK’s approved dispensary and cultivation center in Fairhaven, MA. The financing accrued interest of 18% until 6-months after BASK opened its dispensary at which point the financing would be repaid over a five-year term at 18%.

On August 15, 2018, which was 6-months after the first sales by BASK, the Company combined the construction and working capital advances of $129,634 and accrued interest of $44,517 with a payment schedule created for the 5 years with 18% interest as stipulated in the original agreement. The outstanding balance was $154,779 and $176,764 as of June 30, 2019 and September 30, 2018, respectively. As of June 30, 2019, there is additional interest income of $22,239.

For a three- year period beginning April 1, 2016, we agreed to consult with BASK in the design, construction and operation of the Fairhaven facility. BASK will owe us $10,000 each month for these consulting services, but is not required to pay until nine months after generating certain revenues. Although the DPH has approved our agreement with BASK relating to the development and lease terms of the MCCC, the actual lease agreement with BASK has not been finalized or approved by the DPH. We will need to secure significant capital to provide the financing to BASK.

NOTE 6. LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net loss attributable to common stockholders	$(556,245)	$(1,286,020)	$(1,651,673)	$(3,582,652)

Basic weighted average outstanding shares of common stock	23,005,753	19,447,377	22,858,359	19,396,514
Dilutive effects of common share equivalents	-	-	-	-
Dilutive weighted average outstanding shares of common stock	23,005,753	19,447,377	22,858,359	19,396,514

Basic and diluted net loss per share of common stock	$(0.02)	$(0.07)	$(0.07)	$(0.18)

As of June 30, 2019, we have excluded 150,000 of stock options and 9,090,650 of warrants from the computation of diluted net loss per share since the effects are anti-dilutive. As of June 30, 2018, we have excluded 180,000 of stock options and 9,415,000 of warrants from the computation of diluted net loss per share since the effects are anti-dilutive.

NOTE 7.  COMMITMENTS AND CONTINGENCIES

Officer Employment Agreement. On March 25, 2014, the Company entered into an employment agreement with Mr. Keogh. The agreement: (i) had an initial term of three years; (ii) required Mr. Keogh to devote at least 50% of his time to the Company and; (iii) provided that the Company would pay Mr. Keogh $12,000 per month during the term of the agreement. In connection with this employment agreement the Company granted Mr. Keogh shares of common stock and options.  This agreement has expired but the terms are continuing on a month to month basis.

MMCC. On January 14, 2015, we entered into an agreement to purchase a 52.6 acre parcel of undeveloped land in Freetown, Massachusetts. The property is located approximately 47 miles southeast of Boston. We plan to develop the property as the MMCC. Plans for the MMCC include the construction of sustainable greenhouse cultivation and processing facilities that will be leased or sold to Registered Marijuana Dispensaries under the Massachusetts Medical Marijuana Program. We paid the seller $100,000 upon the signing of the agreement which amount was applied toward the purchase price at the closing of the sale of the land.

Between August 2015 and September 2016, there were several amendments to the Agreement to extend the closing date to October 14, 2016. As consideration for the extensions, the Company, agreed to increase the purchase price to $4,325,000 and paid the seller $725,000, which was applied to the purchase price of the land when the property was purchased. As of September 30, 2016, the Company had paid $925,000 that was to be applied to the purchase price of the land at closing. On October 17, 2016, the Company closed on the land purchase via a sales-leaseback transaction. See ‘Operating Leases’ below for additional information.

Operating Leases

Land

On October 17, 2016, the Company closed the previously announced acquisition of a 52.6-acre parcel of undeveloped land in Freetown, Massachusetts. The deposits of $925,000 previously paid by the Company to the seller, Boston Beer Company (“BBC”), were credited against the total purchase price of $4,475,000. The remaining balance of $3,550,000 was paid to BBC by Massachusetts Medical Properties, LLC (“MMP”). The property is located approximately 47 miles southeast of Boston. The Company plans to develop the property as the Massachusetts Medical Cannabis Center (the “MMCC”). Plans for the MMCC include the construction of sustainable greenhouse cultivation, processing, and infused product facilities that will be leased or sold to Registered Marijuana Dispensaries under the Massachusetts Medical Marijuana Program.

As part of a simultaneous transaction, the Company assigned the property rights to MMP for a nominal fee and entered a lease agreement pursuant to which MMP agreed to lease the property to the Company for an initial term of fifty (50) years. The Company has the option to extend the term of the lease for four (4) additional ten (10) year periods. The lease is a triple net lease, with the Company paying all real estate taxes, repairs, maintenance and insurance.

The lease payments are greater of (a) $30,000 per month; (b) $0.38 per square foot per month of any structure built on the property; or (c) 1.5% of all gross monthly sales of products sold by the Company, any assignee of the Company, or any subtenant of the Company. The lease payments will be adjusted up (but not down) every five (5) years by any increase in the Consumer Price Index.

Between October 17, 2016 and April 17, 2017, the monthly lease payments accrued, with all accrued lease payments paid to MMP on April 17, 2017. On April 17, 2017, the Company reimbursed MMP’s costs and expenses associated with the acquisition of the property, the lease, and the acquisition of the shares and the warrant from the Company (as further described below).

Under the terms of the lease, the Company had nine (6) months to obtain $2.6 million in capital funding for the construction of the first phase building. In the event that the Company was unable to raise these funds within the nine (6) month period, the Company had an additional nine (6) month period to do so; provided, that the Company has paid accrued lease payments and closing costs. If the Company was then unable to raise these funds on or before twelve (12) months from October 17, 2016, the lease would terminate. On October 17, 2017, the lease agreement was amended to provide that the Company will have until 16 months from October 17, 2016 to raise $2.6 million in capital funding. In addition to extending the funding deadline, this amendment granted MMP warrants to purchase up to 100,000 shares of Common Stock at an exercise price of $1.50 per share. The warrant can be exercised at any time on or after October 17, 2017 and on or before October 17, 2022. In February and April, 2018, the lease agreement was amended to provide that the Company will have until 20 months from October 17, 2016 to raise $2.6 million in capital funding. In addition to extending the funding deadline, this amendment granted MMP a warrant to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $1.50 per share. The warrant can be exercised at any time on or before October 17, 2022. The Company recognized an expense of $0 and $0 during the three and nine months ended June 30, 2019, respectively, related to those warrants. The Company recognized an expense an expense of $0 and $171,307 during the three and nine months ended June 30, 2018, respectively. In July 2018, the Company fulfilled the $2.6 million capital funding commitment.

The Company received a credit for the $925,000 paid towards the purchase price of the land in the form of discounted lease payments. For the initial fifty (50) year term of the lease, the lease payments will be reduced by $1,542 each month

In connection with the sale of the property to MMP and the lease, the Company and MMP entered into a Share Purchase Agreement pursuant to which the Company issued to MMP 100,000 shares of its common stock at par value of $0.0001 (“Common Stock”), and a warrant to purchase up to 3,640,000 shares of Common Stock at an exercise price of $1.00 per share. The warrant can be exercised at any time on or before October 17, 2020. The warrant does not contain a cashless exercise provision. The fair value of the warrant was established using the Black Scholes option pricing model using the following assumptions:

●	Risk-free interest rate – 1.12 percent
●	Expected term – 4.0 years
●	Volatility – 115 percent

The Company allocated $1,899,966 to the warrant which is reflected in additional paid-in-capital and was allocated to prepaid land lease. The fair value of the common stock on the date of the agreement was $73,000, which is also reflected in additional paid-in-capital and was allocated to prepaid land lease. The prepaid land lease is being amortized on a straight-line basis over the term of the lease.

The lease expense, which includes the amortization related to the prepaid land lease and office space, was $99,865 for each of the three months ended June 30, 2019 and 2018 and $199,730 for each of the nine months ended June 30, 2019 and 2018. At June 30, 2019, the future rental payments required under this lease are $85,374 for the remainder of fiscal 2019, $341,496 for fiscal years 2020 through 2023, and $14,684,528 thereafter.

On June 26, 2019 the expiration date of warrants to purchase 3,640,000 shares of common stock was extended to October 17, 2021.

Office space

In January 2018 the Company's offices moved to 1550 Wewatta St, Denver, CO 80202. The Company leases this new space on a month-to-month basis at a rate of $1,230 per month. Lease expense for office space was $3,801 and $3,690 for the three months ended June 30, 2019 and 2018, respectively and $11,544 and $20,590 for the nine months ended June 30, 2019 and 2018, respectively.

NOTE 8.  SHAREHOLDERS’ EQUITY

Equity Line Agreement. On December 12, 2017, the Company entered into an amended and restated Equity Line agreement with Mountain States Capital, LLC (MSC). Under the equity line agreement, MSC agreed to provide the Company with up to $10,000,000 of funding through the purchase of shares of the Company's common stock.

During the term of the Agreement, the Company, at its sole discretion, may deliver a Put Notice to MSC, which will specify the dollar amount which the Company wants to draw down under the Equity Line. The amount the Company can draw down at any one time is the lesser of twice the average of the 10-day average daily trading volume (computed by multiplying the volume weighted average price for each day by the number of shares traded for that day), or $500,000.

A closing will occur on the date which is no earlier than five trading days following and no later than seven trading days following the applicable Put Notice. On each Closing Date, the Company will sell, and MSC will purchase, the shares of the Company's common stock specified in the Put Notice.

The amount to be paid by MSC on a particular Closing Date will be determined by dividing the dollar amount specified in the Put Notice by the Purchase Price. The Purchase Price is 90% of the lowest daily volume weighted average price of the Company's common stock during the Pricing Period. The Pricing Period, with respect to a particular Put Notice is the five consecutive trading days including, and immediately following, the delivery of a Put Notice. However, no Put Notice may be delivered on a day that is not a Trading Day.

The Company may specify a Minimum Price when submitting a Put Notice, provided however that the Minimum Price must be more than 75% of the Closing Price of the Company's Common Stock on the date immediately preceding the date of the delivery of the Put Notice. If the Purchase Price is less than the Minimum Price, the Company may, at its option, sell shares to MSC on the Closing Date using the Purchase Price. Notwithstanding the above, the Company will not sell any shares at a price below $1.00 per share.

The Company is under no obligation to submit any Put Notices.

The equity line agreement has a term of 18 months, which began on February 14, 2018.

During the year ended September 30, 2018, the Company submitted Put Notices for a total of 447,801 shares and received $1,222,412 from the sale of the shares to Mountain States.

During the nine months ended June 30, 2019, the Company submitted Put Notices for the total of 570,251 shares and received $1,064,001 from the sale of these shares to Mountain States.

In October 2018, the Company issued 25,000 shares of common stock in payment of consulting services valued at $65,000.

Stock Options. There was no stock option activity for the nine months ended June 30, 2019. Stock option details are as follows:

			Weighted
		Weighted	Average
		Average	Contractual	Aggregate
	Number of	Exercise	Term	Intrinsic
	Shares	Price	(Years)	Value
Outstanding as of September 30, 2018	150,000	$2.21	2.9	$-
Outstanding as of June 30, 2019	150,000	$2.50	2.1	$-
Vested and expected to vest at June 30, 2019	150,000	$2.50	2.1	$-
Exercisable at June 30, 2019	150,000	$2.50	2.1	$-

There was no stock-based compensation expense associated with stock options for the three and nine months ended June 30, 2019 and 2018. At June 30, 2019, there is no remaining unrecognized stock-based compensation associated with stock options.

Warrants. Warrant activity as of and for the nine months ended June 30, 2019 is as follows:

			Weighted
		Weighted	Average
		Average	Contractual	Aggregate
	Number of	Exercise	Term	Intrinsic
	Shares	Price	(Years)	Value

Outstanding as of September 30, 2018	9,478,650	$1.55	2.6
Exercised	(388,000)	1.23
Outstanding as of June 30, 2019	9,090,650	$1.56	2.2	$1,048,003
Exercisable at June 30, 2019	5,450,650	$1.94	2.1	$247,203

During the nine months ended June 30, 2019, the Company issued 388,000 shares upon the exercise of warrants for total proceeds of $475,500.

NOTE 9. INCOME TAXES

We did not record any income tax expense or benefit for the three or nine months ended June 30, 2019 or 2018. We increased our valuation allowance and reduced our net deferred tax assets to zero. Our assessment of the realization of our deferred tax assets has not changed, and as a result we continue to maintain a full valuation allowance for our net deferred assets as of June 30, 2019 and 2018.

As of June 30, 2019, we did not have any unrecognized tax benefits. There were no significant changes to the calculation since September 30, 2018.

NOTE 10. SUBSEQUENT EVENTS

As part of the existing agreement with MSC, on July 15, 2019, the Company submitted Put Notices on the Equity Line for a total of 65,000 shares for $65,000 in cash.

On August 2, 2019 the Company borrowed $4,000,000 from an unrelated third party. The loan was evidenced by a note which bears interest at the rate of 11% per year, is due and payable on August 1, 2022 and is secured by a first lien on Building 1 at the Company’s Massachusetts Cannabis Center.

The note holder also received a warrant which allows the holder to purchase 600,000 shares of the Company’s common stock at a price of $1.50 per share. The warrant will expire on the earlier of (i) August 2, 2024 or (ii) twenty days after written notice of the holder that the daily Volume Weighted Average Price of the Company’s common stock was at least $4.00 for twenty consecutive trading days and the average daily volume of trades of the Company’s common stock during the twenty trading days was at least 150,000 shares.

The Company paid GVC Capital LLC, the Placement Agent for the offering, a cash commission of $320,000 and issued GVC warrants (Series XII) which allow GVC to purchase up to 48,000 shares of the Company’s common stock at a price of $1.50 per share. The Series XII warrants expire at the same time as the Series XI warrants. GVC subsequently assigned its warrants to persons associated with GVC.

As part of the existing agreement with MSC, on August 7, 2019 the Company submitted Put Notices on the Equity Line for a total of 80,430 shares for $82,000 in cash.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by AmeriCann, Inc. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

PART II

Information Not Required in Prospectus

Item 13.     Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable by the Company in connection with this registration statement.

SEC Filing Fee	$79
Blue Sky Fees and Expenses	1,000
Legal Fes and Expenses	35,000
Accounting Fees and Expenses	10,000
Miscellaneous Expenses	4,921
TOTAL	$51,000

All expenses other than the SEC filing fee are estimated.

Item 14.     Indemnification of Officers and Directors

The Delaware General Corporation Code provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company’s best interest.

Item 15.      Recent Sales of Unregistered Securities.

Note Reference

In October 2016, the Company issued 100,000 shares of its common stock and a warrant to purchase up to 3,640,000 shares of common stock to Massachusetts Medical Properties, LLC. The warrant can be exercised at a price of $1.00 per share any time on or after October 17, 2018 and on or before October 17, 2021.

B.C.

In November 2016, the Company sold 2,000,000 Units, at a price of $1.00 per Unit, to a group of accredited investors. Each Unit consists of one share of our common stock and one Series I Warrant. Each Series I Warrant allows the holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before November 4, 2020. We paid commissions to GVC Capital, LLC and West Park Capital, Inc. in connection with the sale of these Units.

B.

During the three months ended June 30, 2017, we sold 185,000 Units at a price of $2.00 per Unit to a group of accredited investors. Each Unit consisted of one share of our common stock and one Series V Warrant. Each Series V Warrant allows the Holder to purchase one share of our common stock at a price of $5.00 per share at any time on or before May 18, 2021.

A.

On October 5, 2017 we borrowed $128,000 from an unrelated third party.  At any time after April 5, 2018 the Lender may convert the unpaid principal amount of the loan into shares of our common stock. On November 13, 2017 we borrowed $68,000 from the same unrelated third party.  At any time after May 13, 2018 the lender may convert the unpaid principal amount of the loan into shares of our common stock.

A.

On December 29, 2017 we sold convertible notes in the principal amount of $800,000 to a group of private investors. The notes bear interest at 8% per year, are unsecured, and are due and payable on December 31, 2019. At the option of the note holders, the notes may be converted at any time into shares of our common stock at an initial conversion price of $1.50 per share.

The note holders also received warrants (Series VI) which entitle the note holders to purchase up to 533,333 shares of our common stock. The warrants are exercisable at a price of $1.50 per share and expire on October 17, 2022.

The placement agent for the offering received a cash commission, plus warrants (Series VII) to purchase 106,667 shares of our common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 31, 2022.

B.

On February 12, 2018 we sold convertible notes in the principal amount of $810,000 to a group of private investors. The notes bear interest at 8% per year, are unsecured, and are due and payable on December 31, 2019. At the option of the note holders, the notes may be converted at any time into shares of our common stock at an initial conversion price of $1.50 per share. The note holders also received warrants (Series VIII) which entitle the note holders to purchase up to 540,000 shares of our common stock. The warrants are exercisable at a price of $1.50 per share and expire on October 17, 2022. As of September 16, 2019, notes in the principal amount of $585,000 had been converted into 390,000 shares of our common stock.

B.C.

Between October 27, 2016 and November 7, 2016, we sold 2,000,000 units to a group of investors in a private offering. Each unit consisted of one share of our common stock and one Series I Warrant. Each Series I Warrant entitles the holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before November 4, 2020. To encourage holders to exercise their Series I Warrants, we agreed to issue one Series IX Warrant to each person that exercised a Series I warrant on or before July 10, 2018. Each Series IX Warrant is exercisable at a price of $1.00 per share at any time on or before July 10, 2021. A total of 1,273,000 Series I Warrants were exercised (resulting in proceeds of $3,819,000) and we issued 1,273,000 shares of our common stock (as a result of the exercise of the Series I Warrants) and 1,273,000 Series IX Warrants to the persons that exercised the Series I Warrants. We paid the solicitation agent for the offering, $0.18 for each Series I Warrant exercised and issued one Series X warrant to the solicitation agent for each 20 Series I Warrants which were exercised (63,650 warrants in total). The Series X warrants are exercisable at a price of $1.00 per share at any time on or before July 10, 2023.

B.C.

On August 2, 2019 we secured a $4,000,000 investment from MA Investors, LLC, an unrelated third party, in the form of a loan. The loan was evidenced by a note which bears interest at the rate of 11% per year, is due and payable on August 1, 2022 and is secured by a first lien on Building 1 at our Massachusetts Cannabis Center. The note holder also received a warrant (Series XI) which allows the holder to purchase up to 600,000 shares of our common stock at a price of $1.50 per share. The warrant will expire on the earlier of (i) August 2, 2024 or (ii) twenty days after written notice to the holder that the daily Volume Weighted Average Price of our common stock was at least $4.00 for twenty consecutive trading days and the average daily volume of trades of our common stock during the twenty trading days was at least 150,000 shares. We paid GVC Capital LLC, the Placement Agent for the offering, a cash commission of $320,000 and issued GVC warrants (Series XII) which allow GVC to purchase up to 48,000 shares of our common stock at a price of $1.50 per share. The Series XII warrants expire at the same time as the Series XI warrants.	B.

A.     The Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were sophisticated investors and were provided full information regarding the Company. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these shares acquired them for their own accounts. The certificates representing these shares bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

B.     The Company relied upon the exemption provided by Rule 506 of the Securities and Exchange Commission with respect to the issuance of these securities. The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing these securities bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

C.      No commission or other form of remuneration was given to any person in connection with the issuance of these securities.

Item 16.     Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

3.1.1	Certificate of Incorporation (1)
3.1.2	Certificate of Ownership and Merger (name change to AmeriCann) (2)
3.2	Bylaws (2)
4.1	Form of Series I Warrant (2)
4.2	Form of Series II Warrant (2)
4.3	Form of Series III Warrant (2)
4.4	Form of Series IV Warrant. See Exhibit 10.4
4.5	Form of Series V Warrant (2)
4.6	Form of Series VI Warrant (2)
4.7	Form of Series VII Warrant (2)
4.8	Form of Series VIII Warrant (3)
4.9	Form of Series IX Warrant (4)
4.10	Form of Series X Warrant (4)
4.11	Form of Series XI Warrant
4.12	Form of Series XII Warrant
5	Opinion of Counsel
10.1	Agreements with Wellness Group Pharms (2)
10.2	Loan Modification Agreement with Strategic Capital Partners, LLC, together with Warrants and Promissory Notes (2)
10.3	Agreements with Coastal Compassion, Inc. (2)
10.4	Share Purchase Agreement with Massachusetts Medical Properties, LLC, together with Warrant (Series IV) and Ground Lease (2)
10.5	Investment Agreement with Mountain States Capital, LLC (2)
10.6	First Amendment to Ground Lease (2)
10.7	Loan Agreement, including form of warrant (Series CL) ($800,000) (2)
10.8	Loan Agreement ($128,000) (2)
10.9	Loan Agreement ($68,000) (2)
10.10	Form of Convertible Note (December 2017 financing) (2)
10.11	Form of Convertible Note (February 2018 financing) (3)
10.12	Second Amendment to Ground Lease (3)
10.13	Third Amendment to Ground Lease (3)
10.14	Promissory Note
10.15	Mortgage and Security Agreement
23.1	Consent of Attorneys
23.2	Consent of MaloneBailey, LLP, Independent Registered Public Accounting Firm

(1)	Incorporated by reference to Exhibit 3.1 filed with the Company’s Registration Statement on Form 10.
(2)	Incorporated by reference to same exhibit filed with Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File #333-222207).
(3)	Incorporated by reference to same exhibit filed with the Company’s Registration Statement on Form S-1 (File #333-224256).
(4)	Incorporated by reference to the same exhibit filed with the Company’s Registration Statement on Form S-1 (File #333-227388).

Item 17.     Undertakings

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section l0 (a)(3) of the Securities Act:

(ii)     To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)          If the registrant is relying on Rule 430B:

(A)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)     If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Denver, Colorado on the 25th day of September, 2019.

AMERICANN, INC.

By:	/s/ Timothy Keogh
Timothy Keogh, Chief Executive Officer

By:	/s/ Benjamin J. Barton
Benjamin J. Barton, Chief Financial and Accounting Officer

In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Timothy Keogh
Timothy Keogh	Chief Executive Officer and a Director	September 25, 2019

/s/ Benjamin J. Barton	Chief Financial and Accounting
Benjamin J. Barton	Officer and a Director	September 25, 2019

	Director	September 25, 2019
J. Tyler Opel